Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated August 10, 2011

$[—] Notes linked to the Barclays Capital Voyager III DJ-UBSCISM Total Return Index due August 19, 2016 Global Medium-Term Notes, Series A, No. C-329

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	August 12, 2011[1]

Issue Date:	August 19, 2011[1]

Final Valuation Date:	August 12, 2016[2]. In the case of Holder Redemption, the final valuation date will be deemed to be the valuation date designated in the notice of redemption. In the case of Issuer Redemption, the final valuation date will be deemed to be the fifth Scheduled Trading Day prior to the Redemption Date. If an Early Redemption Intraday Trigger Event occurs, the final valuation date will be accelerated to the Intraday Trigger Event Day as further described below and herein.

Maturity Date:	August 19, 2016[2]

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:	The return on the Notes is linked to the performance of the Barclays Capital Voyager III DJ-UBSCISM Total Return Index (the “Index”) published by Barclays Bank PLC or its successor, and displayed on http://www.barcap.com/indices, or on any successor webpage. For information purposes only, the level of the Index will also be displayed on Bloomberg under ticker reference “BXCS1489<Index>”. In the event of any discrepancy between the level of the Index published by Barclays Bank PLC and the level of the Index displayed on Bloomberg, the level of the Index published by Barclays Bank PLC shall prevail. The Index was created by Barclays Capital (the “index sponsor”), a division of Barclays Bank PLC. See “Description of the Reference Asset” below.

Total Fees:	The Notes are subject to the Investor Fee as described below. Also note that the Estimated Execution Cost of .3% per year, as further described herein under “Description of the Reference Asset—The Voyager Index”, will be deducted from the Index on any given Index Business Day when the level of the Index is calculated.

Investor Fee:	Your payment at maturity or upon redemption will be reduced by an amount equal to the investor fee. The investor fee is equal to (a) 1.45% per year times (b) the principal amount of your securities times (c) the Index closing level on the final valuation date (or the Final Intraday Level in the event of an Early Redemption Intraday Trigger Event) divided by (d) the Index closing level on the initial valuation date.

Payment at Maturity or upon Redemption as a result of Holder Redemption (the “Holder Redemption Amount”) or Issuer Redemption (the “Issuer Redemption Amount”):	If an Early Redemption Intraday Day Trigger Event has not occurred at any time, and if you hold your Notes to maturity (the “Payment at Maturity”) or upon redemption as a result of Holder Redemption or Issuer Redemption, you will receive a cash payment (if any) determined as follows:

Where:

“Principal Amount” = the principal amount of your Notes;

“VOYAGERFinal” = the Index closing level (the “Final Level”) on the final valuation date (or the deemed final valuation date in the case of Holder Redemption or Issuer Redemption[2];

“VOYAGERInitial” = the Index closing level (the “Initial Level”) on the initial valuation date, which is [—]

“No. of Daysx” = the actual number of days from but excluding the Initial Valuation Date to and including the Final Valuation Date, which is 1,827[3], or the applicable deemed Final Valuation Date with respect to Holder Redemption or Issuer Redemption, as the case may be; and

“Fee Rate” = 1.45%.

You may lose some or all of your investment at maturity. Your Notes will be fully exposed to any declines of the Reference Asset and you may lose some or all of your investment. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement. Under no circumstances will the payment at maturity or upon redemption be less than $0.00.

Payment upon Redemption as a result of an Early Redemption Intraday Trigger Event:	Upon redemption as a result of the occurrence of an Early Redemption Intraday Trigger Event, you will receive a cash payment (if any) (“Intraday Trigger Event Amount”) on the Redemption Date (or the Maturity Date, if such Early Redemption Intraday Trigger Event occurs on the final valuation date) determined as follows:

Where:

VOYAGERIntraday = the intraday level of the Index on the Intraday Trigger Event Day (or the “Final Intraday Level”), as determined by the calculation agent, in its sole discretion and acting in good faith, (i) using the latest available quotations for the intraday prices of the relevant underlying commodities underlying the Index Components and in accordance with the methodology described herein under “Early Redemption Intraday Trigger Event—Methodology to Determine Intraday Prices” (the “intraday prices”) and (ii) as determined as soon as commercially possible following the occurrence of an Early Redemption Intraday Trigger Event;

No. of Daysy = the actual number of days from and including the Initial Valuation Date to but excluding the applicable Intraday Trigger Event Day; and

“Principal Amount”, “VOYAGERInitial” and “Fee Rate” have their meanings as described above.

You may lose some or all of your investment in the event of an Early Redemption Intraday Trigger Event. Your Notes will be fully exposed to any declines of the Reference Asset and you may lose some or all of your investment. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement. Note that you may receive an Intraday Trigger Event Amount that is less than, and possibly significantly less than, 40% of the principal amount of your Notes. Under no circumstances will the payment upon early redemption be less than $0.00.

Holder Redemption:	Provided that an Early Redemption Intraday Trigger Event or Issuer Redemption has not occurred, you may redeem your Notes prior to maturity by delivering a notice of redemption to us that specifies your designated final valuation date (such designated date being the “Holder Redemption Notice Date”). You must deliver your notice via email by no later than 4:00 p.m., New York City time, on the business day immediately preceding the Holder Redemption Notice Date. Your confirmation of redemption must comply with the procedures specified in “Holder Redemption” in this preliminary pricing supplement or it will be deemed ineffective. You must redeem at least 100 Notes at one time in order to exercise your right to redeem your Notes on any Redemption Date.

Issuer Redemption:	We may redeem the Notes in whole (but not in part) at our sole discretion on any business day through and including the Maturity Date. To exercise our right to redeem, we must deliver notice to the holders of the Notes not less than ten calendar days prior to the Redemption Date specified by us in such notice. See “Issuer Redemption” in this preliminary pricing supplement.

Early Redemption Intraday Trigger Event:

At any time prior to the Maturity Date (including without limitation the final valuation date) following the occurrence of an Early Redemption Intraday Trigger Event, we may, but are not obligated to, redeem the Notes in whole (but not in part). An “Early Redemption Intraday Trigger Event” will occur when the Intraday Indicative Value of the Index is less than 40% of the Initial Level at any time during the term of the Notes. The “Intraday Indicative Value of the Index” will be determined by the calculation agent, in its sole discretion and acting in good faith, on the basis of the latest available quotations for the intraday prices of the relevant underlying commodities underlying the Index Components and in accordance with the methodology described herein under “Early Redemption Intraday Trigger Event—Methodology to Determine Intraday Prices”. See “Early Redemption Intraday Trigger Event” in this preliminary pricing supplement.

Within five business days of the determination of the Intraday Trigger Event Amount, we will deliver a written notice (the “Intraday Trigger Redemption Notice”) to the Depositary Trust Company (“DTC”) specifying the Intraday Trigger Event Day and the relevant intraday prices that were used by the calculation agent to determine the occurrence of an Intraday Trigger Event and to calculate the Intraday Trigger Event Amount. The Intraday Trigger Event Amount will be the amount which will be payable to you on the Intraday Trigger Redemption Date.

Intraday Trigger Event Day:	Any day on which an Early Redemption Intraday Trigger Event occurs will be an Intraday Trigger Event Day. If an Early Redemption Intraday Trigger Event occurs, the final valuation date will be accelerated to be such Intraday Trigger Event Day and the Intraday Trigger Event Amount will be paid on the Intraday Trigger Redemption Date. See “We may, but are not obligated to, redeem the Notes upon the occurrence of an Early Redemption Intraday Trigger Event” under “Selected Risk Considerations” in this preliminary pricing supplement.

Redemption Date:	In the case of Holder Redemption, the fifth business day following the Holder Redemption Notice Date. In the case of Issuer Redemption, the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice; provided, however, that if the deemed final valuation date is postponed and occurs less than two business days prior to the day that would otherwise be the Redemption Date, then the Redemption Date will be the second business day following the deemed final valuation date as so postponed. In the case of an Early Redemption Intraday Trigger Event, the Redemption Date will be the Intraday Trigger Redemption Date. See “Early Redemption Intraday Trigger Event” and “Intraday Trigger Redemption Notice” in this preliminary pricing supplement.

Intraday Trigger Redemption Date:	The Intraday Trigger Redemption Date will be the fifth business day following the Intraday Trigger Redemption Notice Date. See “Early Redemption Intraday Trigger Event” and “Intraday Trigger Redemption Notice” in this preliminary pricing supplement.

Calculation Agent:	Barclays Bank PLC

Scheduled Trading Day:	Any day on which the calculation agent is open for business in New York and London.

Business Day:	London and New York

CUSIP/ISIN:	06738KRR4/ US06738KRR40

1.	In the event that we make any changes to the expected initial valuation date and issue date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains the same.
2.	Subject to postponement in the event of a note market disruption event as described under “Note Market Disruption Events” in this preliminary pricing supplement.
3.

Subject to postponement in the event of a note market disruption event as described under “Note Market Disruption Events” in this preliminary pricing supplement. This is calculated from August 12, 2011 (the Initial Valuation Date) to August 12, 2016. Please note that the number used for the “No. of Daysx” will vary if (i) the final valuation date is postponed as herein described or (ii) a Holder Redemption or Issuer Redemption occurs.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission*	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $[1,000] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The following table and examples assume that VOYAGERInitial = 693.6547 and “VOYAGER Return” = (VOYAGERFinal – VOYAGERInitial)/VOYAGERInitial and that the No. of Daysx is 1,827. For the purposes of example 5 below and for the hypothetical Intraday Trigger Event Amounts in the chart below, No. of Daysx is 1,827 and “VOYAGER Intraday Return” = (VOYAGERIntraday – VOYAGERInitial)/VOYAGERInitial ). The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Levels* (VOYAGERFinal)	VOYAGER Return**	Payment at Maturity***	Total Return on the Notes
901.7511	30.00%	$1,205.65	20.56%
832.3856	20.00%	$1,112.90	11.29%
747.9398	7.83%	$1,000.00	0.00%
728.3374	5.00%	$973.79	-2.62%
693.6547	0.00%	$927.42	-7.26%
658.9720	-5.00%	$881.05	-11.90%
624.2892	-10.00%	$834.68	-16.53%
554.9238	-20.00%	$741.94	-25.81%
485.5583	-30.00%	$649.19	-35.08%
416.1928	-40.00%	$556.45	-44.35%
346.8274	-50.00%	$463.71	-53.63%
277.4619	-60.00%	$370.97	-62.90%
208.0964	-70.00%	$278.23	-72.18%
138.7309	-80.00%	$185.48	-81.45%
69.3655	-90.00%	$92.74	-90.73%
0.0000	-100.00%	$0.00	-100.00%

*	Includes hypothetical Final Intraday Levels (VOYAGERIntraday)
**	Includes hypothetical VOYAGER Intraday Returns
***

Includes hypothetical Intraday Trigger Event Amounts, assuming No. of Daysy is 1,827. Note that although an Early Redemption Intraday Trigger Event will occur if the Intraday Indicative Value of the Index is less than 40% of the Initial Level at any time, the intraday prices used to determine the Intraday Trigger Event Amount may be less than the intraday prices used to determine the occurrence of an Early Redemption Intraday Trigger Event, and your payment upon redemption may therefore be significantly less than 40% of the principal amount invested and may be zero. Also note that the actual investor fee will be dependent upon the actual number of dates from the initial valuation date to the intraday trigger redemption date.

PPS-2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1: VOYAGERFinal is 728.3374 and the VOYAGER Return is 5%.

The amount payable at maturity is calculated as follows:

$1,000 * 105.00% * 0.9274= $973.79

Therefore, the total payment at maturity is $973.79 per $1,000 principal amount Note, representing a -2.62% return on investment over the term of the Notes.

Example 2: VOYAGERFinal is 485.5583 and the VOYAGER Return is -30%.

The amount payable at maturity is calculated as follows:

$1,000 * 70.00% * 0.9274= $649.19

Therefore, the total payment at maturity is $649.19 per $1,000 principal amount Note, representing a -35.08% return on investment over the term of the Notes.

PPS-3

Example 3: VOYAGERFinal is 747.9398 and the VOYAGER Return is 7.83%.

The amount payable at maturity is calculated as follows:

$1,000 * 106.67% * 0.9274= $1,000.00

Therefore, the total payment at maturity is $1,000 per $1,000 principal amount Note, representing a 0% total return on investment over the term of the Notes.

Example 4: VOYAGERFinal is 832.3856 and the VOYAGER Return is 20%.

The amount payable at maturity is calculated as follows:

$1,000 * 120.00% * 0.9274= $1,112.90

Therefore, the total payment at maturity is $1,112.90 per $1,000 principal amount Note, representing a 11.29% return on investment over the term of the Notes.

Example 5: An Early Redemption Intraday Trigger Event has occurred. The Final Intraday Level (VOYAGERIntraday) is 208.0964 and the VOYAGER Intraday Return is -70%.

The amount payable upon early redemption (and in this example, at maturity) is calculated as follows:

$1,000 * 30.00% * 0.9274= $278.23

Therefore, the Intraday Trigger Event Amount is $278.23 per $1,000 principal amount Note, representing a -72.18% return on investment over the term of the Notes.

Selected Purchase Considerations

•

Note Market Disruption Events and Adjustments—The final valuation date, the redemption date, the maturity date, the payment at maturity and the Final Level (VOYAGERFinal) are subject to adjustment as described in the following sections:

•

For a description of what constitutes a note market disruption event as well as the consequences of that note market disruption event, see “Note Market Disruption Events” in this preliminary pricing supplement; and

PPS-4

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” in the prospectus supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

It is also possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying components of the Index. Under such a characterization, it is possible that Section 1256 of the Internal Revenue Code should apply to your Notes or a portion of your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes (or the relevant portion of your Notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes (or a portion of your Notes) to market at the end of each year (i.e., recognize gain or loss as if the Notes or the relevant portion of the Notes had been sold for fair market value). It is also possible the straddle provisions or other similar provisions of the Internal Revenue Code could apply to your Notes, in which case the character of any gain that you may recognize in respect of your Notes may be short-term capital gain and any interest deductions allocable to your Notes may be capitalized in the basis of the Notes.

PPS-5

It is also possible that you could be required to recognize gain or loss, at least some of which is likely to be short-term capital gain or loss, each time either (i) a futures contract that is tracked by the Index rolls, or (ii) each time there is an adjustment to the notional portfolio tracked by the Index. Moreover, it is possible that you would be required to include the interest component of the Index in ordinary income either upon the sale, redemption or maturity of the Notes or over the term of the Notes even though you will not receive any payments from us until redemption or maturity of your Notes

It is also possible that the Internal Revenue Service could assert that your Notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the Notes is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Notes.

Moreover, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your Notes is determined, even though you will not receive any amounts from us in respect of your Notes prior to the redemption or maturity of your Notes. In such case, there are facts under which you could be treated as having a holding period in respect of your Notes that is less than one year even if you receive cash upon the redemption of your Notes at a time that is more than one year after the beginning of your holding period.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes” in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the form on which to report the relevant information. However, once the Internal Revenue Service issues the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

PPS-6

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the futures contracts that comprise the Index Components of the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity or redemption is linked to the performance of the Reference Asset and will depend on whether, and the extent to which the Final Level or the Final Intraday Level, as applicable, is greater than the Initial Level. Due to the investor fee, your investment will be more than fully exposed to any decline in the final level as compared to the initial level. You may lose some or all of your principal.

•

Even If the Final Level or the Final Intraday Level, as applicable, is greater than the Initial Level, You May Receive Less Than the Principal Amount of Your Notes—Because the investor fee reduces the amount of your return at maturity or upon redemption, the level of the Index must increase significantly for you to receive at least the principal amount of your investment at maturity or upon redemption. If the Final Level or the Final Intraday Level, as applicable, is not greater than the Initial Level by an amount sufficient to offset the investor fee, or if the Final Level or the Final Intraday Level, as applicable, is less than or equal to the Initial Level, you will receive less than the principal amount of your investment at maturity or upon redemption.

•

We may, but are not obligated to, redeem the Notes upon the occurrence of an Early Redemption Intraday Trigger Event—We have the right to redeem or “call” your Notes (in whole but not in part) without your consent upon the occurrence of an Early Redemption Intraday Trigger Event. An “Early Redemption Intraday Trigger Event” will occur when the Intraday Indicative Value of the Index at any time is less than 40% of the Initial Level. The “Intraday Indicative Value of the Index” will be determined by the calculation agent, in its sole discretion and acting in good faith, on the basis of the latest available quotations for the intraday prices of the relevant commodities and futures contracts underlying the Index Components of the Index in accordance with the methodology described herein under “Early Redemption Intraday Trigger Event—Methodology to Determine Intraday Prices”. If an Early Redemption Intraday Trigger Event occurs and we elect to redeem your Notes, within five business days of the determination of the Intraday Trigger Event Amount, we will deliver a written notice (the “Intraday Trigger Redemption Notice”) to the Depositary Trust Company (“DTC”) specifying the Intraday Trigger Event Day and the relevant intraday prices that were used by the calculation agent to determine the occurrence of an Intraday Trigger Event and to calculate the Intraday Trigger Event Amount. The date of such notice shall be the “Intraday Trigger Event Notice Date”). The Intraday Trigger Event Amount will be the amount which will be payable to you on the Intraday Trigger Redemption Date (as described on the cover page of this preliminary pricing supplement). The Intraday Trigger Redemption Date will be the fifth business day following the Intraday Trigger Event Notice Date.

PPS-7

If we exercise our right to redeem the Notes upon the occurrence of an Early Redemption Intraday Trigger Event, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Intraday Trigger Redemption Date in a comparable investment. Our right to redeem the Notes upon the occurrence of an Early Redemption Intraday Trigger Event may also adversely impact your ability to sell your Notes, and/or the price at which you may be able to sell your Notes, following the occurrence of an Early Redemption Intraday Trigger Event.

•

We may redeem your Notes at our sole discretion at any time—We have the right to redeem or “call” your Notes (in whole but not in part) at our sole discretion without your consent at any time on any business day through and including the Maturity Date. If we elect to redeem the Notes, we will deliver written notice of such election to redeem to DTC not less than ten calendar days prior to the Redemption Date specified by us in such notice. In this scenario, the final valuation date will be deemed to be the fifth Scheduled Trading Day prior to the Redemption Date, such deemed final valuation date being subject to postponement in the event of a Note Market Disruption Event as described in “Note Market Disruption Events” in this preliminary pricing supplement, and the Notes will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice, at an amount equal to the amount determined in accordance with the formula described on the cover page of this preliminary pricing supplement for Issuer Redemption (the “Issuer Redemption Amount”). If the deemed final valuation date referred to above is postponed and occurs less than two business days prior to the day that would otherwise be the Redemption Date, then the Redemption Date will be the second business day following the deemed final valuation date as so postponed. If we exercise our right to redeem the Notes, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Redemption Date in a comparable investment. Our right to redeem the Notes may also adversely impact your ability to sell your Notes, and/or the price at which you may be able to sell your Notes, following delivery of the issuer redemption notice.

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Changes in the Treasury Bill Rate of Interest May Affect the Level of the Index and Your Notes—The performance of the Index for any period reflects the performance of all of the positions in the contracts underlying the Index for that period, plus the Treasury Bill rate of interest that could be earned on funds committed to the trading of contracts on the Index Commodities. Because the level of the Index is linked, in part, to the Treasury Bill rate of interest that could be earned on cash collateral invested in specified Treasury Bills, changes in the Treasury Bill rate of interest may affect the amount payable on your Notes at maturity or upon redemption and, therefore, the market value of your Notes. Assuming the trading prices of the contracts underlying the Index remain constant, an increase in the Treasury Bill rate of interest will increase the level of the Index and the value of your Notes and a decrease in the Treasury Bill rate of interest will adversely impact the level of the Index and the value of your Notes.

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The Alpha Signal Test May be Ineffective, Producing Returns that Underperform the Reference Index, and May Cause the Voyager Index to Decrease in Price and Decrease the Value of Your Notes—The Voyager Index is a proprietary index designed to reflect the total returns available through the application of the Alpha Signal Test to certain Index Commodities. The Voyager Index seeks to outperform the Reference Index through the application of the Alpha Signal Test, a dynamic allocation mechanism that alternates between (i) long-only and (ii) more market-neutral (i.e. simultaneous long and short positions) in specified Index Components corresponding to 17 of the 19 Index Commodities comprising the Reference Index (the Alpha Signal Test is not applied to precious metals, as described further under “Description of the Reference Asset—The Voyager Index”). The Alpha Signal Test is based on market trends in historical and hypothetical historical pricing data, and there can be no assurance that the Alpha Signal Test will succeed in minimizing exposure of the Voyager Index to declining futures prices for the relevant Index Commodities. As described further under “Description of the Reference Asset—The Voyager Index”, if the Alpha Signal Test predicts a bullish market in futures for a

PPS-8

particular Index Commodity, then the Voyager Index will maintain a directional long position for that Index Commodity through a notional position in a Pure Beta Index (each a “Pure Beta Index” and together, the “Pure Beta Indices”) for that Index Commodity. However, the Alpha Signal Test may not accurately predict a bullish market and a long position allocation to such Index Components may not be optimal and may adversely affect the performance of the Voyager Index. Furthermore, even if the Alpha Signal Test accurately predicts a bullish market in futures for an Index Commodity, the Pure Beta Indices may not effectively capture the gains that could have been realized by investing in a long position in the relevant futures contracts for such Index Commodity. Similarly, if the Alpha Signal Test predicts a bearish market in futures for a particular Index Commodity, then the Voyager Index will maintain a long position in the corresponding Pure Beta Index and a short position in the Single Commodity Nearby Index for such Index Commodity. However, the Alpha Signal Test may not accurately predict a bearish market in futures for any Index Commodity, and as a result, the more market neutral position reflected by the Voyager Index may underperform an investment in a long position in the relevant futures contracts for such Index Commodity. If the positions in the Voyager Index Components selected by the Alpha Signal Test decrease in value, the level of the Voyager Index and the market value of the Notes will likely decline. If the Alpha Signal Test proves to be ineffective, then an investment in the Notes may underperform a corresponding investment in instruments linked to commodity futures or other commodity indices, possibly by a substantial margin.

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The Voyager Index May Produce Returns that Underperform the Reference Index—The Voyager Index is a proprietary index designed to reflect the returns available through the application of the methodology of the Pure Beta Indices (the “Pure Beta Methodology”) and the Alpha Signal Test, to a basket of Index Commodities (other than precious metals) corresponding to the commodities included in the Reference Index. The Voyager Index seeks to outperform the Reference Index through the application of the Pure Beta Methodology and the Alpha Signal Test. However, there can be no guarantee that the application of the Pure Beta Methodology or the Alpha Signal Test to the Index Commodities will result in greater returns than that of the Reference Index, any Single Commodity Nearby Index, or any futures contracts for any Index Commodity. Additionally, even if the Pure Beta Methodology or the Alpha Signal Test each succeeds in its objectives with respect to one Index Commodity, there can be no guarantee that any resulting outperformance will not be offset by a corresponding or greater underperformance with respect to another Index Commodity. If this occurs, then an investment in the Notes may underperform compared to a corresponding investment in instruments linked to the Reference Index, possibly by a substantial margin.

Additionally, even if the Alpha Signal Test correctly predicts a downward market in futures for a particular Index Commodity, there is no guarantee that the size of the short position taken in the relevant Single Commodity Nearby Index will correspond exactly to the size of the long position taken in the respective Pure Beta Index. Because the relevant Pure Beta Index may track the value of a different futures contract (which may have a more distant expiration month) than the relevant Single Commodity Nearby Index, it is possible that a decline in value of the long position Pure Beta Index may not be fully offset by an increase in value in the corresponding short position in the Single Commodity Nearby Index. Thus, this may cause the value of your notes to decrease even if the Alpha Signal Test correctly predicted a downward market trend.

•	Estimated Execution Costs will Reduce the Level of the Index and Will Cause the Value of Your Notes to Decline

Regardless of whether the Alpha Signal Test and Pure Beta Methodology succeed in their objectives, the level of the Voyager Index will be reduced on any given Index Business Day when the level of the Index is calculated by an Estimated Execution Cost equal to 0.3% per year. Our Estimated Execution Costs are an estimate of a portion of the cost of replicating the Index with futures contracts and may stem from a variety of sources including but not limited to initial and variation margin funding costs, brokerage costs, and slippage. Slippage represents the difference

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between the tradable futures price at which Barclays Bank PLC’s hedge is executed and the official settlement prices of the futures contracts included in the Index Components. This cost arises because, in most cases, futures cannot be traded at the official settlement price yet Index Component levels are calculated using official settlement prices as described herein. The Estimated Execution Cost will cause the value of your notes to decline and may cause the Index to underperform other indices, such as the Reference Index, the Pure Beta Indices and the Single Commodity Nearby Indices, which are not reduced by an Estimated Execution Cost.

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The Pure Beta Indices May Underperform the Single Commodity Nearby Indices, Which May Adversely Affect the Value of Your Notes—In certain circumstances, based on the results of the Alpha Signal Test, the Voyager Index may seek to capture the excess returns available through a notional weighted long position in certain of the Pure Beta Indices and, if applicable, a notional weighted short position in the corresponding Single Commodity Nearby Indices. Each of the Pure Beta Indices and the Single Commodity Nearby Indices represents a notional investment in an exchange-traded futures contract on a physical commodity. However, while the Single Commodity Nearby Indices roll their positions in the underlying futures contract in accordance with a predetermined schedule, the Pure Beta Indices roll their positions in the underlying futures contract using a dynamic selection process described under “Description of the Reference Asset—The Voyager Index—the Pure Beta Indices.”

As described in the section entitled “Description of the Reference Asset—The Voyager Index” in this preliminary pricing supplement, where the Alpha Signal Test allocates a long position and, in certain circumstances when a bearish market is predicted, corresponding short position for one or more Index Commodities, the level of the Voyager Index will generally reflect the difference between the returns on the Pure Beta Indices and the Single Commodity Nearby Indices. Moreover, when the Alpha Signal Test allocates this more market-neutral position for one or more Index Commodities, if the Pure Beta Indices increase relative to the Single Commodity Nearby Indices, this will generally increase the level of the Voyager Index and thus the value of your Notes. Conversely, if the Pure Beta Indices decrease relative to the Single Commodity Nearby Indices, this will generally decrease the level of the Voyager Index and thus the value of your Notes. Allocation to both a short and long position due to the Alpha Signal Test may ultimately result in a lower return than an investment in a long position only.

Although the Pure Beta Indices seek to outperform the Reference Index through application of their respective strategies, there can be no guarantee that the Pure Beta Indices will succeed in this objective. As described further under “Description of the Reference Asset—The Voyager Index—The Pure Beta Indices”, the Pure Beta strategy modifies the roll schedule used for the Single Commodity Nearby Indices and the Reference Index. However, past and current prices of futures contracts, roll yields and fluctuations and trends in the shape of the commodities curve that have occurred in the past are not necessarily indicative of future trends. If rolling the futures contracts in accordance with the Pure Beta Methodology does not outperform rolling the futures contracts in accordance with the predetermined schedule of the Reference Index or of the Single Commodity Nearby Indices or if rolling into the futures contracts in accordance with the Pure Beta Methodology results in relatively lower roll yield, then the Pure Beta Indices will underperform the Reference Index and the market value of the Notes will decline.

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As the Voyager Index Level May Depend on the Relative Performance of the Pure Beta Indices and the Single Commodity Indices, the Voyager Index Level May Decline Even if the Value of the Pure Beta Indices Increase—As described in the section entitled “The Reference Asset—The Voyager Index” in this preliminary pricing supplement, where the Alpha Signal Test allocates a long position and a corresponding short position for one or more Index Commodities, the level of the Voyager Index will generally reflect the difference between the returns on the Pure Beta Indices and the Single Commodity Indices. As such, even if the value of the long Index Components increase, the Voyager Index level may still decline if any increase in the value of the long Index Components is not relatively greater than any increase in the value of the short Index

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Components. Additionally, depending on the results of the Alpha Signal Test, the Voyager Index may take weighted long and short positions in each of the Voyager Index Commodity pairs (with the exception of precious metals). As a result, even if some of the Pure Beta Indices outperform the corresponding Single Commodity Indices, the level of the Voyager Index, and therefore your Notes, will decline if such outperformance is not sufficient to offset the underperformance of the remaining Pure Beta Indices relative to any applicable offsetting positions in the corresponding Single Commodity Nearby Indices.

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The Pure Beta Methodology May Result in Allocation to Positions in Index Components With Less Favorable Roll Yield—Unlike traditional commodity indices, such as the Reference Index, which roll into futures contracts that are nearest to expiration (and that meet the relevant index’s rolling criteria), the futures contracts underlying the Pure Beta Indices may be rolled into futures contracts with more distant expiration dates, as selected by the Pure Beta Methodology. Rolling is the process by which a futures contract approaching expiration is replaced by a similar contract that has a later expiration. “Roll yield” is any profit (i.e., positive roll yield) or loss (i.e., negative roll yield) realized when rolling the futures contract. The Pure Beta Methodology may result in the selection of a longer-dated futures contract that results in negative roll yield when that futures contract is rolled, even if positive roll yield or less negative roll yield would have resulted by investing in and rolling into futures contracts with a nearer expiration. If this were to occur, your investment in the Notes may underperform compared to a corresponding investment in instruments linked to traditional commodity indices, such as the Single Commodity Nearby Indices or the Reference Index.

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The Intra-month Daily Weightings of the Voyager Index Components May Diverge Substantially from the Target Weights—As described in the section entitled “The Reference Asset—The Voyager Index” the relative weightings of the positions taken by the Voyager Index in the Voyager Index Components are rebalanced on the second and twelfth Index Business Day of each calendar month to the target weights set forth in Table 4 on page 30. When the Alpha Signal Test results in both a long and a short position, the target weight for the long position in each Pure Beta Index is equal to the target weight for the short position in the Single Commodity Nearby Index that is linked to the same underlying physical commodity. However, the Pure Beta Indices and the Single Commodity Nearby Indices with the same underlying physical commodity may be linked to futures contracts with different delivery months. As a result of the relative price performance of these different futures contracts, the intra-month weightings of the long positions in the Pure Beta Indices may differ, perhaps substantially from the weightings of any corresponding short positions, if applicable, in the Single Commodity Nearby Index for the same underlying physical commodity. If any Pure Beta Index underperforms as compared to the Single Commodity Nearby Index for the same underlying physical commodity and the intra-month weighting of the long position taken by the Voyager Index in such Pure Beta Index is less than the corresponding short position in the relevant Single Commodity Nearby Index, if applicable, the level of the Voyager Index, and therefore the value of your Notes, will experience a greater decline than it would if such commodity index pair were equally weighted.

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Our Right to Use the Reference Index May Be Suspended or Terminated—We have been granted, or will be granted, a non-exclusive right to use the Reference Index and related trademarks or service marks in connection with the Notes. If we breach our obligations under any license, UBS and CME Indexes may have the right to terminate the license. If UBS and CME Indexes choose to terminate the license agreement, we still have the right to use the Reference Index and related service marks and trademarks in connection with the Notes until their maturity, provided that we cure our breach within thirty days of the termination of the license. If UBS and CME Indexes choose to terminate a license agreement and if we fail to cure the breach, we may no longer have the right under the terms of the license agreement to use the Reference Index and related trademarks or service marks in connection with the Notes. If our right to use the Reference Index is suspended or terminated for any reason, it may become difficult for us to determine the level of the Reference Index and consequently the amounts payable on your Notes. In such case, the calculation agent will determine, in its sole discretion, the level of the Voyager Index or the amount payable in respect of your Notes at maturity or upon redemption.

PPS-11

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Barclays Bank PLC and its Affiliates Have No Affiliation with UBS or CME Indexes and Are Not Responsible for Their Public Disclosure of Information, Which May Change Over Time—We and our affiliates are not affiliated with UBS or CME Indexes in any way and have no ability to control or predict their actions, including any errors in, or discontinuation of disclosure regarding their methods or policies relating to the calculation of the Reference Index. UBS and CME Indexes are not under any obligation to continue to calculate the Reference Index or required to calculate any successor indices. If UBS and CME Indexes discontinue or suspend the calculation of the Reference Index, it may become difficult to determine the level of the Voyager Index, and therefore, the market value of the Notes linked to the Voyager Index or the amount payable at maturity or upon redemption.

All disclosure in this preliminary pricing supplement regarding the Reference Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the Notes, should make your own investigation into the Reference Index, UBS and CME Indexes. UBS and CME Indexes have no obligation to consider your interests as a holder of the Notes.

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The Policies of UBS and CME Indexes and Changes That Affect the Composition and Valuation of the Reference Index Could Affect the Voyager Index, the Amount Payable on the Notes and Their Market Value—The policies of UBS and CME Indexes concerning the calculation of the level of the Reference Index, additions, deletions or substitutions of the physical commodities or futures contracts underlying the Reference Index and the manner in which changes affecting the Voyager Index Commodities are reflected in the Reference Index could affect the level or value of the Voyager Index and, therefore, the amount payable on the Notes at maturity or upon redemption and the market value of the Notes prior to maturity.

Additional commodity futures contracts may satisfy the eligibility criteria for inclusion in the Reference Index, and the commodity futures contracts currently included in the Reference Index may fail to satisfy such criteria. The weighting factors applied to each futures contract included in the Reference Index may change annually, based on changes in commodity production and volume statistics. In addition, UBS and CME Indexes may modify the methodology for determining the composition and weighting of the Reference Index, for calculating its value in order to assure that the Reference Index represents an adequate measure of market performance or for other reasons. UBS and CME Indexes may also discontinue or suspend calculation or publication of the Reference Index, in which case it may become difficult to determine the market value of the Reference Index, and therefore, the Voyager Index. As a result, any such changes could adversely affect the value of your Notes.

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Data Sourcing and Calculation Associated with the Reference Index May Adversely Affect the Market Price of the Notes—The annual composition of the Reference Index, and therefore the Voyager Index, will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of futures contracts underlying the Reference Index. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculation of the Reference Index for the following year. Additionally, UBS may not discover every discrepancy. Furthermore, the annual weightings for the Reference Index are determined each year in June or July by UBS under the supervision of the Supervisory Committee (as defined in the section entitled “Description of the Reference Asset—The Voyager Index—The Reference Index—Oversight of the Reference Index” in this preliminary pricing supplement) which has a significant degree of discretion in exercising its supervisory duties with respect to the Reference Index and has no obligation to take the needs of holders of the Notes into consideration when reweighting or making any other changes in the Reference Index.

PPS-12

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UBS and CME May Be Required to Replace a Designated Contract if the Existing Futures Contract Is Terminated or Replaced—A futures contract known as a “designated contract” has been selected as the reference contract for the physical commodity underlying the Reference Index. Data concerning this designated contract will be used to calculate the Reference Index, and therefore, the Voyager Index Commodities comprising the Voyager Index. If a designated contract were to be terminated or replaced in accordance with the rules set forth in the Dow Jones-UBS Commodity Index Handbook (the “DJ-UBSCI Handbook”), a comparable futures contract would be selected by the Supervisory Committee, if available, to replace that designated contract. Additionally, in the event that changes in regulations concerning position limits materially affect the ability of the market participants to replicate the Reference Index in the underlying futures markets, the Reference Index may be modified by the Supervisory Committee to include multiple designated contracts for one or more commodities in order to enhance liquidity. The termination or replacement of any designated contract or the addition of additional designated contract(s) may have an adverse impact on the value of the Reference Index and therefore, the Voyager Index, and the value of your Notes.

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The Index is Not Designed to Correlate Exactly With the Spot Price of Any Commodity and This Could Cause the Changes in the Price of the Notes to Substantially Vary From the Changes in the Spot Prices of the Commodities Underlying the Futures Contracts Underlying the Voyager Index Components Included in the Voyager Index. Therefore, You May Not Be Able to Use the Notes Effectively to Hedge Against Commodity-Related Losses or to Invest Indirectly in Commodities—The Voyager Index is a composite index comprising positions in various Index Components. The Index Components are themselves indices representing a notional investment in futures contracts for the Voyager Index Commodities and will reflect the value of those futures contracts, not the current spot prices of the underlying commodities, so at best the correlation between changes in the value of the Voyager Index and the spot price of the underlying commodities will be only approximate. Weak correlation between the level of the Voyager Index or the levels of the underlying Index Components and the spot prices of the underlying commodities may result from the application of the Alpha Signal Test as well as typical seasonal fluctuations in commodity prices. Imperfect correlation may also result from speculation in commodities, technical factors in the trading of futures contracts, and expected inflation in the economy as a whole. If there is a weak correlation between the Voyager Index and the spot prices of the underlying commodities, then the market price of the Notes may not accurately track the spot price of such commodities and you may not be able to use the Notes effectively as a way to hedge the risk of losses in your commodity-related transactions or as a way to invest indirectly in commodities.

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The Index Has Limited Historical Information—The Index was created on June 15, 2010, the Voyager Index Components were created in the dates specified herein under “Description of the Reference Asset—The Voyager Index” and the index sponsor has published limited information about how the Voyager Index might have performed had it been calculated in the past. Because the Voyager Index is new and limited historical performance data exists, your investment in the Notes may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may be helpful in providing more reliable information on which to assess the validity of the proprietary methodology that the Voyager Index makes use of as the basis for an investment decision.

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Commodity Prices May Change Unpredictably, Affecting the Level of the Voyager Index and the Value of Your Notes in Unforeseeable Ways—Trading in futures contracts on physical commodities, including trading in the contracts underlying the Voyager Index Components, is speculative and can be extremely volatile. Market prices of those contracts may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether

PPS-13

through governmental action or market movements; and monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the closing levels of the Voyager Index Components, and therefore the level of the Voyager Index and the value of your Notes, in varying ways, and different factors may cause the prices of the contracts underlying the Voyager Index Components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

The prices of commodities, including the underlying commodities, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. In particular, recent growth in industrial production and gross domestic product has made China an oversized user of commodities and has increased the extent to which certain commodities rely on the Chinese markets. Political, economic and other developments that affect China may affect the value of the underlying commodities and, thus, the value of your Notes. Because certain of the underlying commodities may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply related events in such countries could have a disproportionate impact on the prices of such Index Commodities and therefore, the level of the Index Components and your Notes.

•	Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably

Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the Index components and, as a result, the market value of the Notes, and the amount you will receive at maturity or upon redemption.

Moreover, the prices of many of the Index Commodities, particularly energy and agricultural commodities, reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some case, and prices have experienced unprecedented volatility since that time. In the case of many Index Commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of the Voyager Index and, as a result, the market value of the Notes.

•	Changes in Law or Regulation Relating to Commodity Futures Contracts May Adversely Affect the Market Value of the Notes and the Amounts Payable on your Notes

Commodity futures contracts such as those included in the Reference Index and the Index Components are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress recently enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

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Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “significant price discovery contracts” or “economically equivalent to exchange-traded futures”. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been proposed but not yet adopted, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts, including the futures contracts underlying the Reference Index and the Index Components, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity or upon redemption. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices. Additionally, any change in regulations concerning position limits that could materially affect the ability of market participants to replicate the Reference Index in the underlying futures markets may also cause the Supervisory Committee of the Reference Index to modify the index to include multiple designated contracts for one or more commodities to enhance liquidity. This change might negatively impact the level of the Index and thus the value of your Notes.

•	Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Notes

The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the futures contracts underlying the Index Components, therefore, the value of the Notes. Moreover, if such circumstances occur, they may have the effect of triggering the occurrence of an Early Redemption Intraday Trigger Event; for more information on the risks associated with an Intraday Trigger Event, see “The Occurrence of an Early Redemption Intraday Trigger Event May Adversely Affect the Value of, and the Ability to Sell, the Notes”, “If an Intraday Trigger Event Occurs, Your Payment at Maturity May be Less, and Possibly Significantly Less, than 40% of the Principal Amount of your Notes” and “The Calculation Agent Has Discretion in Certain Instances to Determine the Intraday Indicative Value of the Index By Reference to Prices That May Not Be as Reliable or Liquid in Periods of Market Disruption and That You May Not Be Able to Independently Verify. These Determinations May Create Potential Conflicts of Interest Between You and the Calculation Agent” below.

PPS-15

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The Calculation Agent Has Discretion in Certain Instances to Determine the Intraday Indicative Value of the Index By Reference to Prices That May Not Be as Reliable or Liquid in Periods of Market Disruption and That You May Not Be Able to Independently Verify. These Determinations May Create Potential Conflicts of Interest Between You and the Calculation Agent—In determining the occurrence of an Early Redemption Intraday Trigger Event and the Intraday Trigger Event Amount, Barclays Bank PLC, as calculation agent, will determine the relevant Intraday Indicative Value of the Index and the relevant intraday prices of the commodities futures contracts underlying the Index Components in accordance with the methodology described herein under “Early Redemption Intraday Trigger Event—Methodology to Determine Intraday Prices.” Under this methodology, if the relevant futures contract for the relevant underlying commodity is actively traded, as determined by the calculation agent in its reasonable discretion, the calculation agent will refer initially to the publicly available intraday prices of the relevant commodities futures contracts, as published on the relevant futures exchange. If the calculation agent determines in its reasonable discretion that the futures contract is not being actively traded, the calculation agent will then determine the value of the relevant underlying commodities futures based on the prices of the over-the-counter (“OTC”) derivatives on the same relevant underlying commodities obtained by the calculation agent from a recognized broker or dealer in the relevant market or on other futures contracts on the same underlying commodities futures traded on different exchanges or in different markets. If such prices are not available for any reason, the calculation agent will determine, in its sole discretion, acting in good faith and a commercially reasonable manner, an appropriate value for the relevant underlying commodities futures. In doing so, the calculation agent may imply a value for such commodities futures contracts by reference to one or more sources of information that, in the calculation agent’s sole discretion, can serve as a reasonable “proxy” for determining the value of the relevant underlying commodities. If futures prices are not available as a result of market disruptions, such market disruptions could also have the effect of making the prices for OTC derivatives and the prices for other potential “proxy” sources less reliable and less liquid. Therefore, if the calculation agent determines the value of the underlying commodities futures by reference to OTC derivatives or other “proxy” sources, such prices may deviate, even significantly, from the prices that would otherwise be obtained from a functioning futures exchange. Moreover, you may not be able to independently verify such information if they are based on prices for OTC derivatives or if the calculation agent determines an appropriate value of one or more underlying commodities futures, including by reference to reasonable “proxy” sources described above. The calculation agent will be required to exercise its judgment when making certain of these determinations. Because these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such determination.

If an Early Redemption Intraday Trigger Event Occurs, Your Payment at Maturity May be Less, and possibly significantly less, than 40% of the Principal Amount of your Notes—An Early Redemption Intraday Trigger Event will occur if the Intraday Indicative Value of the Index is less than 40% of its Initial Level. The Intraday Indicative Value of the Index is calculated by the calculation agent and is based, in part, on the latest available quotations for intraday prices of the relevant commodities futures contracts underlying the Index Components in accordance with the methodology described herein under “Early Redemption Intraday Trigger Event—Methodology to Determine Intraday Prices”. After the calculation agent determines that an Early Redemption Intraday Trigger Event has occurred, the calculation agent will calculate the Intraday Trigger Event Amount on the Intraday Trigger Event Day as soon as commercially possible, using the prevailing intraday prices of the underlying commodities futures contracts of the Index Components of the Voyager Index. The Intraday Trigger Event Amount will be payable on the Intraday Trigger Redemption Date. It is possible that, in highly volatile markets, the market prices of the relevant commodities futures contracts may worsen, even significantly, between the time of the Early Redemption Intraday Trigger Event has occurred and the time the Intraday Trigger Event Amount is determined. As a result, you may receive a payment at redemption resulting from an Early Redemption Intraday Trigger Event that is less than, and possibly significantly less than, 40% of the principal amount of your Notes.

PPS-16

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The Occurrence of an Early Redemption Event May Adversely Affect the Value of, and the Ability to Sell, the Notes—We have the right to redeem or “call” your Notes (in whole, but not in part) without your consent upon the occurrence of an Early Redemption Intraday Trigger Event (as described above). We may redeem the Notes due to the occurrence of an Early Redemption Intraday Trigger Event even if an index market disruption event or a note market disruption event has occurred and is continuing. If we exercise our right to redeem the Notes upon the occurrence of an Early Redemption Intraday Trigger Event, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Intraday Trigger Redemption Date in a comparable investment. Our right to redeem the Notes upon the occurrence of an Early Redemption Intraday Trigger Event may also adversely impact your ability to sell your Notes, and/or the price at which you may be able to sell your Notes, following the occurrence of an Early Redemption Intraday Trigger Event.

•

There are Potential Conflicts of Interest Between You and the Calculation Agent—Currently, Barclays Bank PLC serves as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the Notes at maturity or upon redemption and determine the existence of an Early Redemption Intraday Trigger Event and the Intraday Trigger Event Amount by calculating the Intraday Indicative Value of the Index and the final intraday level of the Index. For more information regarding the risks associated with determining the Intraday Indicative Value of the Index and the final intraday level of the Index, see “The Calculation Agent Has Discretion in Certain Instances to Determine the Intraday Indicative Value of the Index By Reference to Prices That May Not Be as Reliable or Liquid in Periods of Market Disruption and That You May Not Be Able to Independently Verify. These Determinations May Create Potential Conflicts of Interest Between You and the Calculation Agent” below.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the Notes linked to the Voyager Index. If events such as these occur, or if the Voyager Index level or the level of any of the underlying components is not available or cannot be calculated because of a note market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the Voyager Index level.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a note market disruption event has occurred or is continuing on the final valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Because these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

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As Index Sponsor, Barclays Capital, a Division of Barclays Bank PLC, Will Have the Authority to Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—Barclays Capital, a division of Barclays Bank PLC, is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Voyager Index and the Index Components. As discussed in “Description of the Reference Asset—The Voyager Index—” in this preliminary pricing supplement, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Voyager Index and the Index Components, and any such judgments or actions may adversely affect the value of the Notes. For more information, see the section entitled “Description of the Reference Asset—The Voyager Index—Modifications to the Index or the Index Components” in this preliminary pricing supplement.

PPS-17

The role played by Barclays Capital, as index sponsor, and the exercise of the kinds of discretion described above and in the section entitled “Description of the Reference Asset—The Voyager Index—Modifications to the Index” could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, of which the index sponsor is a division, is the issuer of the Notes. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

•

You Will Not Receive Interest Payments on the Notes or Have Rights in the Index Components—You will not receive any periodic interest payments on the Notes. As a holder of the Notes, you will not have any rights in the futures contracts underlying the Index Components that comprise the Voyager Index. Your Notes will be paid in cash, and you will have no right to receive delivery of any underlying commodity.

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The Market Value of the Notes May Be Influenced by Many Unpredictable Factors, Including Volatile Commodities Prices—The market value of your Notes may fluctuate between the date you purchase them and the final valuation date. You may also sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of the Index Components and the Voyager Index will affect the market value of the Notes more than any other factor. Other factors that may influence the market value of the Notes include:

•	Prevailing spot prices for the underlying commodities;

•	the time remaining to the maturity of the Notes;

•	supply and demand for the Notes, including inventory positions with Barclays Capital Inc. or any market maker;

•	economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of the Voyager Index or the levels of the Index Components;

•	the general interest rate environment; or

•	the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.

PPS-18

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide sufficient liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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There Are Restrictions on the Minimum Number of Notes You May Redeem and on the Dates on Which You May Redeem Them—You must redeem at least 100 Notes at one time in order to exercise your right to redeem your Notes prior to maturity. You may only redeem your Notes if we receive a notice of redemption from you by no later than 4:00 p.m. and a confirmation of redemption by no later than 5:00 p.m. on the business day prior to the designated final valuation date. If we do not receive your notice of redemption by 4:00 p.m., or your confirmation of redemption by 5:00 p.m., on the business day prior to the designated final valuation date, your notice will not be effective and we will not redeem your Notes on the applicable Redemption Date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Holder Redemption” for more information.

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Historical Levels of the Index or any Index Component Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Notes—The actual performance of the Index or any Index Component over the term of the Notes, as well as the amount payable at maturity, may bear little relation to the historical levels of the Index or the Index Components, which have been highly volatile.

Description of the Reference Asset—The Voyager Index

The Barclays Capital Voyager III DJ-UBSCISM Total Return Index (the “Index” or the “Voyager Index”) is a Barclays Capital proprietary commodities index that is designed to provide investors with exposure to commodities markets while seeking to limit the potential downside of investing in commodities. The commodities underlying the Index are selected so as to correspond to the commodities included at any given time in the Dow Jones-UBS Commodity Index (the “Reference Index” or the “DJ-UBSCISM”). Additionally, the relative weightings of the commodities underlying the Index (the “Index Commodities”) are adjusted on a monthly basis (as further described below) to approximate closely the weightings of the commodities included in the Reference Index. The Index is a composite index consisting of positions in either one or two of the following Barclays Capital proprietary indices for the relevant Index Commodity (as more fully described below): Barclays Capital Single Commodity Nearby Excess Return Indices (“Single Commodity Nearby Indices”, each a “Single Commodity Nearby Index”) and Barclays Capital Pure Beta Indices (“Pure Beta Indices”, each a “Pure Beta Index”), which are referred to herein collectively as the “Index Components” and each as an “Index Component”, as described in more detail below.

PPS-19

The Index continuously maintains a long position in the Single Commodity Nearby Indices that are linked to precious metals. For all of the other Index Commodities, the Index employs an “Alpha Signal Test” twice a month to determine its position in the corresponding Pure Beta Index or Single Commodity Nearby Index for such Index Commodity, as described further below in “The Pure Beta Indices” and “The Single Commodity Nearby Indices”. The Alpha Signal Test analyzes hypothetical historical data (or data from prior to the launch date (as defined below) of the relevant Index Component) and actual historical data (or data from after the launch date of the relevant Index Component). If, through analyzing actual historical and hypothetical historical data over a given period of time, the Alpha Signal Test identifies a potential upward market trend in any underlying Index Commodity (other than precious metals), the Index will take a long position in the corresponding Pure Beta Index and, as a result, will be exposed to the price performance of the underlying futures contracts for such Index Commodity. However, if the Alpha Signal Test identifies a potential downward market trend for any underlying Index Commodity, the Index will take a long position in the corresponding Pure Beta Index, as well as an equivalent short position in a Single Commodity Nearby Index for such Index Commodity, so as to be more market neutral. In such cases, the Index will only register a positive return for the relevant Index Commodity if the long position in the relevant Pure Beta Index outperforms the equivalent short position in the corresponding Single Commodity Nearby Index. This methodology is referred to as the “Voyager Methodology” and is described fully below under “The Voyager Index”.

The Index Components consist of notional investments in exchange-traded futures contracts for the corresponding Index Commodities. As described further in the section entitled “The Commodity Futures Markets” below, futures contracts are, by their terms, subject to expiration and investors seeking to maintain exposure to such future contracts are required to close out their position in the expiring futures contract and establish a new position in a futures contract with a later expiry date, a process referred to as “rolling”. Traditional commodity indices (such as the Reference Index) roll their position in the underlying futures contract to the “next nearby” futures contract (or the contract closest to expiration that satisfies their pre-determined roll schedule). By comparison, the Pure Beta Indices roll their positions using the proprietary strategies described herein to select one of a number of futures contracts, which may have more distant expirations based on their relative historical performance.

Like other total return commodity indices, the Index reflects the total returns available as a result of changes in the levels of a dynamic basket of futures contracts, any roll yield (which may be positive or negative) generated, and the interest return on a hypothetical fully collateralized position in the futures contracts underlying the Index Components, at a specified Treasury Bill rate. The interest return is further described in the sections entitled “Commodity Futures Markets” and “The Reference Index” below.

The Index was launched on June 15, 2010 by Barclays Capital (the “index sponsor”), the investment banking division of Barclays Bank PLC, with an initial level set to 100 as of January 4, 2000. The Reference Index and, therefore, the Index currently includes the 19 commodities specified in Table 1.

Commodity Futures Markets

Futures contracts on physical commodities are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, the futures contract included in each Pure Beta Index and Single Commodity Nearby Index is an exchange-traded futures contract. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

PPS-20

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity must close out its position in the expiring contract (the “nearby futures contract”, “current futures contract” or “Lead Futures”) and establish a new position in a contract with a later-dated delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month may, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This would “roll” the November position into a December position, and, when the November contract expires, the market participant would still have a long position in the first nearby delivery month.

Traditional commodity indices such as the Reference Index generally roll into the futures contract expiring in the next nearest delivery month (or the contract closest to expiration that satisfies such indices’ pre-determined roll schedule) (each such contract, a “next nearby futures contract”, “roll futures contract” or “Next Futures”). The Single Commodity Nearby Indices roll into futures contracts according to this predetermined schedule. In the case of the Pure Beta Indices, however, the new contract that is selected for the upcoming rolling process might be any of a number of longer-dated futures contracts, and not necessarily the contract with the next nearest delivery month.

The return from investing in a futures contract derives from changes in the price of the relevant futures contract (the “price return”), any profit or loss realized when rolling the relevant futures contract (the “roll yield”) and any interest earned on the cash deposited as the initial margin for the purchase of the relevant futures contract (the “Treasury bill return”). A total return index comprised of futures contracts reflects returns from all three sources—price return, roll yield, and Treasury Bill return. An excess return index comprised of futures contracts reflects the price return and the roll return of the relevant futures contracts but does not include Treasury bill return.

Roll yield may be generated as a result of holding futures contracts. When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in “backwardation”, and positive roll yield may be generated when higher-priced near-term futures contracts are “sold” to “buy” and hold lower priced longer-dated contracts. When the opposite is true and longer-dated contracts are priced higher than the nearer contracts and spot prices, the market is in “contango”, and negative roll yields may result from the “sale” of lower priced near-term futures contracts to “buy” and hold higher priced longer-dated contracts.

PPS-21

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

The Reference Index

The Index is designed to provide exposure to the same commodities that are included in the DJ-UBS CISM Total Return Index (the “Reference Index”), and, therefore, the group of physical commodities underlying the Index (each, an “Index Commodity”) replicates the composition of the Reference Index. The Reference Index is designed to be a benchmark for commodities as an asset class, and to reflect the returns that are potentially available through an unleveraged investment in the futures contracts on the physical commodities comprising the Reference Index plus the rate of interest that could be earned on cash collateral invested in specified Treasury Bills. The Reference Index is calculated by CME Group Index Services LLC (“Dow Jones Indexes”), a joint venture between CME Group Inc. and Dow Jones & Company, Inc., and is published by Dow Jones Indexes in conjunction with UBS Securities LLC (“UBS”). The Reference Index was launched on July 14, 1998.

As described below, the Reference Index currently includes 19 commodities out of 23 commodities eligible for inclusion. In any subsequent year, the Reference Index may include eligible commodities not included for 2011, or may remove commodities that were included in 2011 or previous years, which decision generally would be implemented as part of the Reference Index’s January rebalancing process. Since the Index is calculated in accordance with the Reference Index methodology, with a limited number of exceptions mentioned herein, to the degree any commodity is added to or removed from the Reference Index, it will likewise be added to or removed from the Index over the relevant roll period as contemplated in the Reference Index methodology.

Oversight of the Reference Index

The Reference Index is overseen using a two-tier oversight structure, comprised of a Supervisory Committee and an Advisory Committee. The purpose of the two-tier structure is to gain broad input into the decision-making process in respect of the Reference Index, while also providing a mechanism for rapid reaction in the event of any market disruptions or extraordinary changes in market conditions that may affect the Reference Index.

The Supervisory Committee is comprised of three members, two of whom are appointed by UBS and one of whom is appointed by Dow Jones Indexes. The Supervisory Committee makes all final decisions relating to the Reference Index, given any advice and recommendations from the Advisory Committee. The Advisory Committee consists of six to twelve members drawn from the financial and academic communities.

Both the Supervisory Committee and the Advisory Committee meet annually in July or August to consider any changes to be made to the Reference Index for the coming year. These committees may also meet at other times as may be necessary for purposes of their respective responsibilities in connection with the oversight of the Reference Index.

Information concerning the Reference Index, including its current composition, may be obtained at the Dow Jones Indexes web site (www.djindexes.com). Information contained in this web site is not incorporated by reference herein and should not be considered a part hereof.

PPS-22

Composition of Reference Index

Commodities Available for Inclusion in the Reference Index

A number of commodities have been selected that are believed to be sufficiently significant to the world economy to merit consideration for inclusion in the Reference Index and which are the subject of a qualifying related futures contract. The 23 potential commodities currently considered for inclusion in the Reference Index are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, lean hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

Designated Contracts for Each Commodity

A futures contract known as a “Designated Contract” is selected for each commodity. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the potential commodities is the subject of a futures contract that trades on a U.S. exchange. Each day that the relevant exchange for futures contracts for a particular commodity is open for trading is referred to as the “Exchange Business Day” for such exchange. Where the Supervisory Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as the Designated Contract for a particular commodity, the Supervisory Committee selects the futures contract traded in North America and denominated in dollars (except in the case of the commodities for which LME contracts have been selected). If more than one such contract exists, the Supervisory Committee selects the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Reference Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

The nearby futures contracts underlying the Reference Index are referred to herein as the “Lead Futures”, and the next nearby futures contracts are referred to herein as the “Next Futures”. To avoid delivery of the underlying physical commodities and to maintain exposure to the underlying physical commodities, the Reference Index rolls its position in the designated Lead Future for each Designated Contract to the Next Future between the sixth and the tenth Reference Index Business Day of each month (the “Reference Index Roll Period”). For purposes of this section, a “Reference Index Business Day” is any day on which the sum of the Commodity Index Percentages (as described below) for those Index Commodities that are open for trading is greater than 50%.

Determination of Composition and Weightings of the Reference Index

The composition and weighting of the Reference Index is determined each year by UBS under the supervision of the Supervisory Committee.

In determining which commodities will be included in the Reference Index and their relative weightings for a given year, UBS looks to both liquidity and U.S. dollar-adjusted production data in 2/3 and 1/3 shares, respectively. For each of the 23 commodities designated for potential inclusion in the Reference Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the designated contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Reference Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the designated contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Reference Index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Reference Index and their respective percentage weights.

PPS-23

To ensure that no single commodity or commodity sector dominates the Reference Index, the following diversification rules are applied to the annual reweighting of the Reference Index as of January of each year:

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No related group of commodities designated as a Commodity Group may constitute more than 33% of the Reference Index. The Commodity Groups are energy, precious metals, industrial metals, livestock, grains and softs;

•	No single commodity may constitute (based on target weight) more than 15% of the Reference Index;

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute (based on target weight) more than 25% of the Reference Index; and

•	No single commodity that is in the Reference Index may constitute (based on target weight) less than 2% of the Reference Index.

Following the annual reweighting and rebalancing of the Reference Index in January, the percentage of any single commodity or commodity group at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

In April 2011, UBS and CME Indexes announced that, in the event that changes in regulations concerning position limits materially affect the ability of the market participants to replicate the Reference Index in the underlying futures markets, the Reference Index may be modified to include multiple designated contracts for one or more commodities in order to enhance liquidity.

Calculation of the Reference Index

Following application of the diversification rules discussed above, CIPs are incorporated into the Reference Index by calculating the new unit weights for each commodity included in the Reference Index. On the fourth Reference Index Business Day in each new calendar year (referred to as the “CIM Determination Date”), the CIPs, along with the settlement prices on that date for Lead Futures included in the Reference Index, are used to determine a commodity index multiplier (the “CIM”) for each Designated Contract. This CIM is used to achieve the percentage weightings of the commodities included in the Reference Index, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Designated Contract will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Once the CIMs are determined as discussed above, the Reference Index is calculated using a mathematical process whereby the CIMs for the Index Commodities are multiplied by the settlement prices in U.S. dollars for the Lead Futures (the “Settlement Price”). These products are then summed. On any Reference Index Business Day, the level of the Reference Index is calculated by applying the percentage change in this sum to the level of the Reference Index on the immediately preceding Reference Index Business Day.

During the Reference Index Roll Period, there is an additional element to the calculation of the level of the Reference Index. Until the fifth Reference Index Business Day of each month, only the Settlement Prices of the Lead Futures are reflected in the Reference Index valuation. Over the Reference Index Roll Period, however, the calculation progressively shifts at a rate of 20% per day from using the Settlement Prices of the Lead Futures as a basis for the Reference Index level to using instead the Settlement Prices of the Next Futures.

PPS-24

Both the Index and Reference Index are total return indices, reflecting the total returns available as a result of changes in the prices of a basket of underlying futures contracts, any roll yield (which may be positive or negative) generated from rolling from one futures contract to another, as well as the interest returns on a hypothetical fully collateralized investment in Treasury Bills. These interest returns are calculated by using the most recent weekly auction high rate for 3 Month U.S. Treasury Bills, as reported on the website www.publicdebt.treas.gov/AI/OFBills, under the column headed “Discount Rate %” published by the Bureau of the Public Debt of the U.S. Treasury (or any successor source), which is generally published once per week on Monday.

Because the relevant Settlement Prices float while the CIMs remain constant, the proportion of the Reference Index attributable to any Index Commodity may deviate from the CIPs throughout the year, until the CIMs are reset the following year based on new CIPs. Table 1 below provides the CIM for each commodity included in the Reference Index in 2011.

Table 1: Commodity Index Multipliers for commodities included in the Reference Index in 2011

Commodity [1]	2011 CIM
Natural Gas	114.7586289
Crude Oil	7.38307778
Unleaded Gasoline	64.38834875
Heating Oil	63.97275507
Live Cattle	141.7885039
Lean Hogs	112.9387995
Wheat	26.29390324
Corn	52.22132396
Soybeans	25.68486537
Soybean Oil	230.4795846
Aluminum	0.093099
High Grade Copper	78.44425954
Zinc	0.05227411
Nickel	0.00412732
Gold	0.34316134
Silver	5.08799398
Sugar	495.4755976
Cotton	63.79898546
Coffee	45.54676151

[1]	For the Designated Contract for each commodity, see “Table 4: 2011 Commodity Index Breakdown by Commodity” below.

PPS-25

Reference Index Commodity Groups

For purposes of applying the diversification rules discussed above, the commodities available for inclusion in the Reference Index are assigned to Commodity Groups are as follows:

Table 2: Commodity Groups

Commodity Group	Commodities (*not included in 2011 basket)
Energy	Crude Oil Heating Oil Natural Gas Unleaded Gasoline

Precious Metals	Gold Platinum* Silver

Industrial Metals	Aluminum Copper Lead* Nickel Tin* Zinc

Livestock	Lean Hogs Live Cattle

Grains	Corn Soybeans Soybean Oil Wheat

Softs	Cocoa* Coffee Cotton Sugar

The relative target weight percentage breakdown for the Commodity Groups for 2011 is as follows:

Table 3: Aggregate Target Weights, by Commodity Group

Commodity Group	Aggregate Target Weight
Energy	33.00%
Precious Metals	13.74%
Industrial Metals	17.84%
Livestock	5.36%
Grains	22.38%
Softs	7.68%

Annual Recomposition and Reweighting of the Reference Index

The composition of and weightings for the Reference Index are determined for each year in July or August of the previous year. The determinations are made by UBS under the supervision of the Supervisory Committee, reviewed at the annual meeting of the Supervisory and Advisory Committees and announced following approval by the Supervisory Committee. The new composition and weightings are then implemented the following January. After the annual reweighting and rebalancing of the Reference Index, the daily relative weighting of each commodity in the Reference Index will fluctuate depending on the relative performance of the Designated Contracts. Designated Contracts with higher prices will become more heavily weighted in the Reference Index, and Designated Contracts with lower prices will become less heavily weighted in the Reference Index.

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The daily weightings for the Designated Contracts in the Reference Index are published by Dow Jones Indexes on www.djindexes.com. Information contained in this website is not incorporated by reference herein and should not be considered a part hereof.

2011 Designated Contracts and Target Weightings

The composition of the Reference Index for 2011 was approved by the Supervisory Committee at a meeting held in October 2010. The 19 commodities included in the Reference Index for 2011 are unchanged from 2010 and are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. The Designated Contracts for those commodities, and their target weights, are as follows:

Table 4: 2011 Commodity Index Breakdown by Commodity

Commodity	Designated Contract	Exchange	Units	Quote	Target Weighting (%)
Aluminum	High Grade Primary Aluminum	LME	25 metric tons	USD/metric ton	5.20%
Coffee	Coffee “C”	NYBOT[1]	37,500 lbs	U.S. cents/pound	2.36%
Copper	Copper	COMEX	25,000 lbs	U.S. cents/pound	7.54%
Corn	Corn	CBOT[2]	5,000 bushels	U.S. cents/bushel	6.98%
Cotton	Cotton	NYBOT[1]	50,000 lbs	U.S. cents/pound	2.00%
Crude Oil	Light, Sweet Crude Oil	NYMEX[3]	1,000 barrels	USD/barrel	14.71%
Gold	Gold	COMEX	100 troy oz.	USD/troy oz.	10.45%
Heating Oil	Heating Oil	NYMEX[3]	42,000 gallons	U.S. cents/gallon	3.58%
Live Cattle	Live Cattle	CME[4]	40,000 lbs	U.S. cents/pound	3.36%
Lean Hogs	Lean Hogs	CME[4]	40,000 lbs	U.S. cents/pound	2.00%
Natural Gas	Henry Hub Natural Gas	NYMEX[3]	10,000 mmbtu	USD/mmbtu	11.22%
Nickel	Primary Nickel	LME	6 metric tons	USD/metric ton	2.25%
Silver	Silver	COMEX	5000 troy oz.	U.S. cents/troy oz.	3.29%
Soybeans	Soybeans	CBOT[2]	5000 bushels	U.S. cents/bushel	7.86%
Soybean Oil	Soybean Oil	CBOT[2]	60,000 lbs	U.S. cents/pound	2.94%
Sugar	World Sugar No. 11	NYBOT[1]	112,000 lbs	U.S. cents/pound	3.33%
Unleaded Gasoline (RBOB)[5]	Reformulated Blendstock for Oxygen Blending	NYMEX[3]	42,000 gallons	U.S. cents/gallon	3.50%
Wheat	Wheat	CBOT[2]	5,000 bushels	U.S. cents/bushel	4.61%
Zinc	Special High Grade Zinc	LME	25 metric tons	USD/metric ton	2.85%

1	New York Board of Trade (“NYBOT”). Effective January 12, 2007, the NYBOT was merged with and into, and is now a wholly-owned subsidiary of, the Intercontinental Exchange (“ICE”).
2	Effective July 12, 2007, CBOT Holdings, Inc. was merged with and into Chicago Mercantile Exchange Holdings Inc. Immediately following the merger, the name of the company was changed from “Chicago Mercantile Exchange Holdings Inc.” to “CME Group Inc.” The CME Group will continue as the unified parent of both the Chicago Mercantile Exchange (“CME”) and the Chicago Board of Trade (“CBOT”), though the CME Group has stated that the CME and the CBOT will continue to have separate rulebooks. As of the completion of the merger there were no changes in CME and CBOT market rules and regulations.
3	The New York Mercantile Exchange (“NYMEX”) located in New York City. On August 22, 2008, the CME Group completed its acquisition of NYMEX Holdings Inc.
4	Chicago Mercantile Exchange (“CME”)
5	As announced on March 3, 2006, The New York Harbor Unleaded Gasoline (“HU”) contract was replaced in April 2006 by the Reformulated Gasoline Blendstock for Oxygen Blending (“RB”) futures contract. The transition occurred during the regularly scheduled April 2006 Roll Period. The last HU contract was the May 2006 expiration. The first RB contract was the July 2006 expiration. No changes to the Commodity Index Multipliers occurred as a result of this transition.

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The Voyager Index

The Voyager Index is designed to provide investors exposure to commodities markets while limiting the potential downside of investing in commodities. The Index takes positions in indices comprised of exchange traded futures contracts for the same commodities that are included in the Reference Index, as adjusted from time to time. However, while the Reference Index always takes a long position in the futures contract with respect to each Index Commodity, the Index employs an “Alpha Signal Test” twice a month which aims to identify an upward (bullish) market trend or downward (bearish) market trend for each Index Commodity (other than precious metals) by analyzing actual historical and hypothetical historical price data. If the Alpha Signal Test identifies a bullish market trend in a particular Index Commodity, then the Index will maintain a directional long position for that Index Commodity through a notional position in a Pure Beta Index for that Index Commodity, as specified in Table 5 below. In such cases, the Index will be exposed to the price performance of the underlying futures contracts for that Index Commodity. If, on the other hand, the Alpha Signal Test identifies a bearish market trend in a particular Index Commodity, then the Index will also take a short position, through a negative weighting, in the Single Commodity Nearby Index for that Index Commodity, which creates a more market neutral allocation for that Index Commodity. In such cases, the Index will only register a positive return for the relevant Index Commodity if the long position in the Pure Beta Index outperforms the equivalent short position in the corresponding Single Commodity Nearby Index. Effectively, the Alpha Signal Test allows the Index to dynamically adjust between long and more market neutral (i.e. both long and short) exposures on a commodity-by-commodity basis through directional notional exposures in a Pure Beta Index or Single Commodity Nearby Index for each Index Commodity.

Any precious metals Index Commodity (currently gold and silver), however, is always represented in the Index by a directional long position in a Single Commodity Nearby Index, and no Alpha Signal Test is applied to such Index Commodity nor is a short position ever taken.

A Pure Beta Index rolls its long position in the futures contracts on the underlying Index Commodity using a dynamic selection process as described below under “—The Pure Beta Indices”. Each Single Commodity Nearby Index maintains its exposure to the related commodity futures contract by rolling into a new futures contract according to the pre-determined schedule set forth in Table 9.

The table below shows the long Index Component, short Index Component (if applicable) and Bloomberg tickers for each Index Commodity represented in the Index.

Table 5: Long Index Component, Short Index Component (if applicable) and Bloomberg Ticker

	Long Position in Pure Beta Indices		Short Position in Single Commodity Nearby Indices (if applicable)

Index Commodity	Long Index Component	Bloomberg Ticker	Short Index Component	Bloomberg Ticker

Crude Oil	Barclays Capital WTI Crude Pure Beta Excess Return Index	BCC2CLPP	Barclays Capital WTI Crude Nearby Excess Return Index	BCC2CL0P

Heating Oil	Barclays Capital Heating Oil Pure Beta Excess Return Index	BCC2HOPP	Barclays Capital Heating Oil Nearby Excess Return Index	BCC2HO0P

Natural Gas	Barclays Capital Natural Gas Pure Beta Excess Return Index	BCC2NGPP	Barclays Capital Natural Gas Nearby Excess Return Index	BCC2NG0P

Unleaded Gasoline (RBOB)	Barclays Capital Unleaded Gasoline Pure Beta Excess Return Index	BCC2RBPP	Barclays Capital Unleaded Gasoline Nearby Excess Return Index	BCC2RB0P

Aluminum	Barclays Capital Aluminum Pure Beta Excess Return Index	BCC2LAPP	Barclays Capital Aluminum Nearby Excess Return Index	BCC22LA0P

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Copper	Barclays Capital US Copper Pure Beta Excess Return Index	BCC2LPPP	Barclays Capital US Copper Nearby Excess Return Index	BCC2LP0P

Nickel	Barclays Capital Nickel Pure Beta Excess Return Index	BCC2LNPP	Barclays Capital Nickel Nearby Excess Return Index	BCC2LN0P

Zinc	Barclays Capital Zinc Pure Beta Excess Return Index	BCC2LZPP	Barclays Capital Zinc Nearby Excess Return Index	BCC2LZ0P

Gold	Barclays Capital Gold Nearby Excess Return Index	BCC2GCPP	N/A

Silver	Barclays Capital Silver Nearby Excess Return Index	BCC2SIPP	N/A

Corn	Barclays Capital Corn Pure Beta Excess Return Index	BCC2CNPP	Barclays Capital Corn Nearby Excess Return Index	BCC2CN0P

Soybeans	Barclays Capital Soybeans Pure Beta Excess Return Index	BCC2SOPP	Barclays Capital Soybeans Nearby Excess Return Index	BCC2SO0P

Soybean Oil	Barclays Capital Soybean Oil Pure Beta Excess Return Index	BCC2BOPP	Barclays Capital Soybean Oil Nearby Excess Return Index	BCC2BO0P

Wheat	Barclays Capital Wheat Pure Beta Excess Return Index	BCC2WHPP	Barclays Capital Wheat Nearby Excess Return Index	BCC2WH0P

Coffee	Barclays Capital Coffee Pure Beta Excess Return Index	BCC2KCPP	Barclays Capital Coffee Nearby Excess Return Index	BCC2KC0P

Cotton	Barclays Capital Cotton Pure Beta Excess Return Index	BCC2CTPP	Barclays Capital Cotton Nearby Excess Return Index	BCC2CT0P

Sugar	Barclays Capital Sugar Pure Beta Excess Return Index	BCC2SBPP	Barclays Capital Sugar Nearby Excess Return Index	BCC2SB0P

Live Cattle	Barclays Capital Live Cattle Pure Beta Excess Return Index	BCC2LCPP	Barclays Capital Live Cattle Nearby Excess Return Index	BCC2LC0P

Lean Hogs	Barclays Capital Lean Hogs Pure Beta Excess Return Index	BCC2LHPP	Barclays Capital Lean Hogs Nearby Excess Return Index	BCC2LH0P

As described under “The Reference Index—2011 Designated Contracts and Target Weightings”, 19 out of 23 commodities eligible for inclusion are included in the Reference Index for 2011. The eligible commodities not included in the Reference Index for 2011, and thus not included in the Index, are currently tin, lead, cocoa and platinum (each an “Excluded Commodity”). In the event that any Excluded Commodity is included in the Reference Index in the future, the table below shows the short Index Component (if applicable) which the Index would take for such Excluded Commodity, as well as the Fast Period and the Slow Period (as described further below) for such Excluded Commodity. The long Index Component for each Excluded Commodity has not yet been determined by the index sponsor, but is expected to be consistent with the default parameters for the applicable commodity sector described in Table 8 below.

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Table 6: Excluded Commodities, Short Index Component (if applicable), Fast Period and Slow Period

Excluded Commodity	Short Index Component (as applicable)	Fast Period (Days)	Slow Period (Days)
Tin	Barclays Capital Tin Nearby Excess Return Index	30	190

Lead	Barclays Capital Lead Nearby Excess Return Index	30	190

Cocoa	Barclays Capital Cocoa Nearby Excess Return Index	40	100

Platinum*	N/A	N/A	N/A

*	Platinum is a precious metal and therefore would be represented in the Index with a directional long position in the relevant Single Commodity Nearby Index. The Alpha Signal Test would not be applied and no short position would be taken.

The Index is maintained and calculated by Barclays Capital (the “index sponsor”), a division of Barclays Bank PLC, and is denominated in U.S. dollars. The index sponsor calculates the level of the Index (the “Index level”) at the close of business, New York time, on each Index Business Day with respect to the prior Index Business Day and publishes it on http://www.barcap.com/indices, or any successor website thereto, shortly thereafter. The Index level is also reported on Bloomberg under the ticker BXCS1489 or any successor thereto. An “Index Business Day” is a day on which the Index is calculated, as determined by the NYSE Euronext Holiday & Hours schedule, as published on http://www.nyse.com/about/newsevents/1176373643795.html?sa_campaign=/internal_ads/homepage/08262008holidays or any successor website thereto. Any deviation from such Index Business Day schedule will be announced by the index sponsor.

Calculation of the Index

The Index level is deemed to have been 100.0000 on January 4, 2000, which we refer to as the “index commencement date”. The Index level (“TRt”) on any given Index Business Day is equal to:

Where the “Excess Return” (“ERt”) is calculated as follows:

And where the “Collateral Return” (“CRt”) is calculated as follows:

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And where:

“i” means Index Commodity i;

“m” means the number of Index Commodities represented in the Index;

“t” means an Index Business Day;

“t-1” means the Index Business Day immediately prior to Index Business Day t;

“R” means the Rebalancing Date immediately preceding Index Business Day t;

“Long Positioni,R” means the number of Units for the Long Index Component for Index Commodity i in respect of Rebalancing Date R;

“Short Positioni,R” means, if applicable, the number of Units for the Short Index Component for Index Commodity i in respect of Rebalancing Date R; for precious metals (currently gold and silver) and for any Index Commodity that does not have a short position as a result of the Alpha Signal Test, the Short Positioni,R is equal to zero;

“Long Index Component” means the index listed in Table 5 under the heading “Long Index Component” for the relevant Index Commodity;

“Long Pricei,t” means the final level of the Long Index Component of Index Commodity i on Index Business Day t;

“Long Pricei,t-1” means the final level of the Long Index Component of Index Commodity i on Index Business Day t-1;

“Short Index Component” means the index listed in Table 5 under the heading “Short Index Component” for the relevant Index Commodity (if applicable);

“Short Pricei,t” means, if applicable, the final level of the Short Index Component of Index Commodity i on Index Business Day t;

“Short Pricei,t-1” means, if applicable, the final level of the Short Index Component of Index Commodity i on Index Business Day t-1;

“EEC” means the Estimated Execution Costs, which are equal to 0.3%. Our Estimated Execution Costs are an estimate of a portion of the cost of replicating the Index with futures contracts and may stem from a variety of sources including but not limited to initial and variation margin funding costs, brokerage costs, and slippage. Slippage represents the difference between the tradable futures price at which Barclays Bank PLC’s hedge is executed and the official settlement prices of the futures contracts included in the Index Components. This cost arises because, in most cases, futures cannot be traded at the official settlement price yet Index Component levels are calculated using official settlement prices as described herein;

“Units” means a weighting constant calculated for each Index Commodity based upon the weights in the Reference Index;

“n” means the number of calendar days between Index Business Day t and the immediately preceding Index Business Day; and

“TBILLt-1” means the high rate for the most recent 13-Week (91-Day) US Treasury bill auction prior to Index Business Day t as published by the U.S. Department of the Treasury Bureau of the Public Debt on the website www.treasurydirect.gov/RI/OFBills under column “Discount Rate %”, or if this source is not available, such other source as the index sponsor may determine in its sole discretion.

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The Index level is rounded to seven significant figures (with halves rounded up).

Steps for Index Calculation

Step #1: Identify the Excess Return as of the immediately preceding Index Business Day

The first step in calculating the Index level on day t is to identify the Excess Return at the close of the immediately preceding Index Business Day (day t-1).

Step #2: For each index position, calculate the change in price

The second step is to calculate the change in price for the long Index Component of each Index Commodity and multiply the change by the long position for such Index Commodity established on the most recent Rebalancing Date. For Index Commodities with corresponding short positions, the change in price for the short Index Component is multiplied by the short position for such Index Commodity on the most recent Rebalancing Date. The value calculated for the long and short index positions are added together.

Step #3: For the current Index Business Day, add together the change in price for each position multiplied by the change in prices of the Index Components for all the Index Commodities

The values obtained in Step #2 for each Index Commodity are added together to obtain the aggregate change for all Index Commodities for a particular Index Business Day.

Step #4: Calculate the Excess Return

Based on the values identified and calculated above, the Excess Return (“ERt”) is then calculated by adding the result of Step #3 for day t to the previous Index Business Day’s Excess Return (“ERt-1”), then subtracting the Estimated Execution Costs:

“EEC” means the Estimated Execution Costs, which are equal to 0.3%. Our Estimated Execution Costs are an estimate of a portion of the cost of replicating the Index with futures contracts and may stem from a variety of sources including but not limited to initial and variation margin funding costs, brokerage costs, and slippage. Slippage represents the difference between the tradable futures price at which Barclays Bank PLC’s hedge is executed and the official settlement prices of the futures contracts included in the Index Components. This cost arises because, in most cases, futures cannot be traded at the official settlement price yet Index Component levels are calculated using official settlement prices as described herein.

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Step #5: Calculate the Collateral Return

The fifth step is to calculate the Collateral Return (“CRt”):

Step #6: Identify the Index level as of the immediately preceding Index Business Day

The sixth step in calculating the Index level on day t is to identify the Index level at the close of the immediately preceding Index Business Day (day t-1).

Step #7: Calculate the Index level

Based on the values identified and calculated above, the level of the Index (“TRt”) is then calculated by dividing the Excess Return by the previous Index Business Day’s Excess Return, then adding the Collateral Return. This figure is then multiplied by the previous Index Business Day’s Index level:

Rebalancing of the Index and the Alpha Signal Test

For all Index Commodities other than precious metals, the Index uses a proprietary algorithm to dynamically adjust between long and more market neutral (i.e. both long and short) exposures on a commodity-by-commodity basis. The Index uses the Alpha Signal Test (described further below) to rebalance exposures to the Index Commodities (except for precious metals) twice a month on the second and twelfth Index Business Day of each calendar month (each, a “Rebalancing Date”). The Alpha Signal Test is never applied and a long position is always taken in precious metals (currently gold and silver).

On the Index Business Day immediately preceding the relevant Rebalancing Date (each, an “Observation Date”), a non-discretionary process (the “Alpha Signal Test”) is used to determine the commodity weight, the long position and, if applicable, the corresponding short position for each Index Commodity. As further described below, the Alpha Signal Test first determines a “Fast Average” and “Slow Average” for each Index Commodity (other than precious metals), which reflects the price level of such Index Commodity over a “Fast Period” and a “Slow Period”. The difference between these two figures is used to identify possible price trends. If the difference between the “Fast Average” and the “Slow Average” is greater than or equal to zero, the Alpha Signal Test assigns a long position in the relevant Pure Beta Index for such Index Commodity and no short position is taken. If, instead, the difference between the “Fast Average” and the “Slow Average” is less than zero, then a “Convergence” figure is calculated, which seeks to identify recent upward or downward momentum in price levels. A “Convergence” figure greater than or equal to zero will lead the Alpha Signal Test to allocate a long position in the relevant Pure Beta Index for such Index Commodity and no short position is taken. A “Convergence” figure less than zero will lead to an allocation to a directional short position through a negative weighting in the relevant Single Commodity Nearby Index, in addition to a position in the long index, thus making the Index more market-neutral with respect to that Index Commodity. Finally, the Index determines the commodity weight of each Index Commodity, which is targeted to match its weight in the Reference Index. Using this commodity weight, the Index calculates the long and, if applicable, the short position for each Index Commodity (other than precious metals).

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Step #1: Calculate the Fast Average and Slow Average for Each Index Commodity

The first step is to calculate the fast moving average (“Fast Average”) and slow moving average (“Slow Average”) for each Index Commodity (other than precious metals) using the Single Commodity Nearby Indices set forth in Table 9. A moving average is the average price of an instrument or an index over a specified time period.

For each Index Commodity (other than precious metals), the Fast Average and Slow Average are defined as follows:

“Fast Averagei,d-k” means, in respect of Index Business Day d-k, the arithmetic average of the final level of the Single Commodity Nearby Index for Index Commodity i for the immediately preceding Fast Period ending on and including such Index Business Day d-k;

“Slow Averagei,d-k” means, in respect of Index Business Day d-k, the arithmetic average of the final level of the Single Commodity Nearby Index for Index Commodity i for the immediately preceding Slow Period ending on and including such Index Business Day d-k;

where:

“i” means an Index Commodity;

“d” means an Observation Date;

“d-k” means the Index Business Day which is k Index Business Day(s) prior to Observation Date d (where k is an integer between 0 and 4);

“Fast Period” means, in respect of the Single Commodity Nearby Index for Index Commodity i, the number of consecutive Index Business Days as specified in the column with the heading “Fast Period” of Table 7 below for such Index Commodity; and

“Slow Period” means, in respect of the Single Commodity Nearby Index for Index Commodity i, the number of consecutive Index Business Days as specified in the column with the heading “Slow Period” of Table 7 below for such Index Commodity.

Table 7: Index Commodity Fast Period and Slow Period Parameters

Index Commodity	Fast Period (Days)	Slow Period (Days)
Crude Oil	20	250

Heating Oil	20	250

Natural Gas	20	250

Unleaded Gasoline (RBOB)	20	250

Aluminum	30	190

Copper	30	190

Nickel	30	190

Zinc	30	190
Gold	N/A	N/A

Silver	N/A	N/A

Corn	40	100

Soybeans	40	100

Soybean Oil	40	100

Wheat	40	100

Coffee	40	100

Cotton	40	100

Sugar	40	100

Live Cattle	40	100

Lean Hogs	40	100

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If the sponsor of the Reference Index adds a new commodity (or new Designated Contract) to the Reference Index, the new commodity (or new Designated Contract) will also be deemed to be included in the Index as a new Index Commodity and the index sponsor shall determine the applicable Fast Period and Slow Period for such new Index Commodity as it deems appropriate and which are, where possible, consistent with the default parameters set out in Table 8 below.

Table 8: Default Commodity Parameters for New Index Commodities

Commodity Sector	Long Index Component	Short Index Component (as applicable)	Fast Period (Days)	Slow Period (Days)
Energy	The relevant Barclays Capital Pure Beta Excess Return Index	The relevant Barclays Capital Nearby Excess Return Index	20	250
Industrial Metals	The relevant Barclays Capital Pure Beta Excess Return Index	The relevant Barclays Capital Nearby Excess Return Index	30	190
Grains	The relevant Barclays Capital Pure Beta Excess Return Index	The relevant Barclays Capital Nearby Excess Return Index	40	100
Softs	The relevant Barclays Capital Pure Beta Excess Return Index	The relevant Barclays Capital Nearby Excess Return Index	40	100
Livestock	The relevant Barclays Capital Pure Beta Excess Return Index	The relevant Barclays Capital Nearby Excess Return Index	40	100
Precious Metals	The relevant Barclays Capital Nearby Excess Return Index	N/A	N/A	N/A

As discussed above, the Index never allocates a position in a directional short index for precious metals (currently gold and silver). Rather, the Index always maintains a long-only position in the Single Commodity Nearby Indices for gold and silver.

Step #2: Calculate the Difference for Each Index Commodity

The second step is to calculate the difference between the Fast Average and the Slow Average for each Index Commodity as follows:

Differencei,d-k = Fast Averagei,d-k – Slow Averagei,d-k

“Differencei,d-k” means, in respect of Index Business Day d-k and the Nearby Excess Return Index for Index Commodity i, the difference between the Fast Averagei,d-k and the Slow Averagei,d-k. For purposes of this calculation, “k” is equal to 0 because we observe the difference between the Fast Average and Slow Average on the Observation Date d.

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The purpose of calculating the Difference for each Index Commodity is that recent upward or downward price movements should have a greater impact on the Fast Average (which includes numbers from a fewer number of days) than on the Slow Average (which averages prices from a greater number of days). Thus, the Difference between the Fast Average and Slow Average seeks to identify price trends.

For each Index Commodity, if such Difference is greater than or equal to zero, then the Index will allocate a directional long position in the relevant Pure Beta Index with respect to that particular Index Commodity in accordance with steps 4 and 5 below.

For each Index Commodity, if such Difference is less than zero, the convergence for such Index Commodity must be calculated in accordance with step 3.

Step #3: If applicable, calculate the Convergence for Each Index Commodity

The “convergence” for a particular Index Commodity is calculated as follows:

The purpose of calculating the Convergence for each Index Commodity is to help identify recent upward or downward momentum in price levels.

For any Index Commodity for which the Convergence is calculated, if the Convergence of the Index Commodity on the Observation Date is greater than or equal to zero, then the Index will allocate a directional long position in the relevant Pure Beta Index with respect to that particular Index Commodity in accordance with steps 4 and 5 below. If the Convergence is less than zero, then the Index will allocate a directional short position in addition to a position in the long index through a negative weighting in the relevant Single Commodity Nearby Index in accordance with step 6 below.

Step #4: Determine the Index Commodity Weights

The fourth step is to determine the commodity weight for each Index Commodity in the Index. The commodity weight for each Index Commodity will be targeted to match the weights in the Reference Index as determined on the immediately preceding Observation Date.

The Index references futures contracts that may have different delivery months than the futures contracts underlying the Reference Index, and therefore, the relative weighting of the commodities in the Index will not match exactly the relative weights of the commodities in the Reference Index on any given day. In order to reduce potential percentage weighting differences between the Index and the Reference Index and to minimize the tracking error to the Reference Index, the Index rebalances the relative weights of the Index Commodities on each Rebalancing Date, based upon the weights in the Reference Index on the immediately preceding Observation Date.

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Step #5: Determine the Applicable Long Positions

For each Index Commodity for which the Index will allocate a directional long exposure under steps 2 and 3, the relevant long position is determined as follows:

Where:

“d” means the Observation Date immediately preceding Rebalancing Date R;

“i” means Index Commodity i;

“R” means the Rebalancing Date;

“Commodity Weighti,d” means the commodity weight of Index Commodity i on Observation Date d;

“Index Leveld” is the level of the Excess Return on Observation Date d; and

“Long Pricei,R” means the final level of the long Index Component of Index Commodity i on Rebalancing Date R.

Step #6: Determine the Applicable Short Positions

For each Index Commodity for which the Index will allocate a directional short exposure under steps 2 and 3, the relevant short position is determined as follows:

Where:

“d” means the relevant Observation Date immediately preceding Rebalancing Date R;

“i” means Index Commodity i;

“R” means the Rebalancing Date; and

“Short Pricei,R” means the final settlement price of the short Index Component of Index Commodity i on Rebalancing Date R.

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The Single Commodity Nearby Indices

Each Barclays Capital Single Commodity Nearby Excess Return Index (each a “Single Commodity Nearby Index” and together, the “Single Commodity Nearby Indices”) included in the Index reflects the returns available by maintaining a rolling position in the related futures contract in Table 9 below.

Each Single Commodity Nearby Index is composed of a single commodity futures contract that, prior to the roll period (as described below), is either the futures contract set forth in Table 9 below for that month or the contract set forth in Table 9 below for the next succeeding month (in each case, the “current futures contract”). Each Single Commodity Nearby Index maintains its exposure to the related commodity futures contract by closing out its position in the current futures contract and establishing a new position in the futures contract set forth in Table 9 below for the next succeeding month during the roll period, as defined below (the “roll futures contract”). Subject to the occurrence of a roll adjustment event, as described below in the section titled “Roll Adjustments”, each Single Commodity Nearby Index rolls from the current futures contract to the roll futures contract from the fifth to the ninth Index Business Days of each month (the “roll period” and each such day, a “roll day”).

Table 9: Roll Schedule for the Single Commodity Nearby Indices

Single Commodity Index	Futures Contract	Futures contract delivery months as of the first Index Business Day of each month
		Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Barclays Capital WTI Crude Nearby Excess Return Index	Light, Sweet Crude Oil	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

Barclays Capital Heating Oil Nearby Excess Return Index	Heating Oil	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

Barclays Capital Natural Gas Nearby Excess Return Index	Henry Hub Natural Gas	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

Barclays Capital Unleaded Gasoline Nearby Excess Return Index	Reformulated Gasoline Blendstock for Oxygen Blending (RBOB)	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

Barclays Capital Aluminum Nearby Excess Return Index	Aluminum (Primary)	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

Barclays Capital US Copper Nearby Excess Return Index	Copper (Grade A)	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

Barclays Capital Nickel Nearby Excess Return Index	Nickel (Primary)	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

Barclays Capital Zinc Nearby Excess Return Index	Zinc (Special High Grade)	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

PPS-38

Barclays Capital Lead Nearby Excess Return Index*	Refined Standard Lead	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

Barclays Capital Tin Nearby Excess Return Index*	Refined Tin	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

Barclays Capital Gold Nearby Excess Return Index	Gold	Feb	Apr	Apr	Jun	Jun	Aug	Aug	Dec	Dec	Dec	Dec	Feb

Barclays Capital Silver Nearby Excess Return Index	Silver	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar

Barclays Capital Platinum Nearby Excess Return Index*	Platinum	Apr	Apr	Apr	Jul	Jul	Jul	Oct	Oct	Oct	Jan	Jan	Jan

Barclays Capital Corn Nearby Excess Return Index	Corn	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar

Barclays Capital Soybeans Nearby Excess Return Index	Soybeans	Mar	Mar	May	May	Jul	Jul	Nov	Nov	Nov	Nov	Jan	Jan

Barclays Capital Soybean Oil Nearby Excess Return Index	Soybean Oil	Mar	Mar	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Jan

Barclays Capital Wheat Nearby Excess Return Index	Wheat	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar

Barclays Capital Coffee Nearby Excess Return Index	Coffee “C”	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar

Barclays Capital Cocoa Nearby Excess Return Index*	Cocoa	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar

Barclays Capital Cotton Nearby Excess Return Index	Cotton No. 2	Mar	Mar	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Mar

Barclays Capital Sugar Nearby Excess Return Index	Sugar No. 11	Mar	Mar	May	May	Jul	Jul	Oct	Oct	Oct	Mar	Mar	Mar

Barclays Capital Live Cattle Nearby Excess Return Index	Live Cattle	Feb	Apr	Apr	Jun	Jun	Aug	Aug	Oct	Oct	Dec	Dec	Feb

Barclays Capital Lean Hogs Nearby Excess Return Index	Lean Hogs	Feb	Apr	Apr	Jun	Jun	Jul	Aug	Oct	Oct	Dec	Dec	Feb

*	Lead, Tin, Platinum and Cocoa are not currently included in the Reference Index and thus are not currently included in the Index.

PPS-39

For example, on the first Index Business Day of January, the Barclays Capital WTI Crude Nearby Excess Return IndexTM (the “WTI Crude Index”) is composed of the Light, Sweet Crude Oil futures contract with delivery month of February. During the January roll period, the WTI Crude Index maintains its exposure to the Light, Sweet Crude Oil futures contract by closing out its position in the Light, Sweet Crude Oil futures contract with delivery month of February and establishing a new position in the Light, Sweet Crude Oil futures contract with delivery month of March.

Each Single Commodity Nearby Index is an excess return index reflecting the price return and roll return of the relevant futures contract but not the Treasury Bill return.

Each Single Commodity Index is maintained and calculated by the index sponsor, and is denominated in U.S. dollars. The index sponsor calculates the level of each Single Commodity Nearby Index (the “Single Commodity Nearby Index level”) at the close of business, New York time, on each Index Business Day with respect to the prior Index Business Day and publishes it on http://www.barcap.com/indices, or any successor website thereto, shortly thereafter. The Index level is also reported on Bloomberg under the tickers set forth on Table 5 on page 31.

Calculation of the Single Commodity Nearby Indices

The Single Commodity Nearby Index level for each Single Commodity Nearby Index is deemed to have been 100.0000 on December 31, 1998, which we refer to as the “Single Commodity Index commencement date”. The table below sets forth the dates on which the index sponsor began to calculate each Single Commodity Nearby Index. All data relating to the period prior to the respective launch date listed below is an historical estimate by the index sponsor using the available data as to how the Single Commodity Nearby Indices may have performed in the pre-launch period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance.

Table 10: Date the Index Sponsor Began to Calculate Each Single Commodity Nearby Index

Single Commodity Nearby Index	Date on which the index sponsor began to calculate each Single Commodity Nearby Index
Barclays Capital WTI Crude Nearby Excess Return Index	November 7, 2007

Barclays Capital Heating Oil Nearby Excess Return Index	November 7, 2007

Barclays Capital Natural Gas Nearby Excess Return Index	November 7, 2007

Barclays Capital Unleaded Gasoline Nearby Excess Return Index	February 6, 2008

Barclays Capital Aluminum Nearby Excess Return Index	November 7, 2007

Barclays Capital US Copper Nearby Excess Return Index	June 19, 2008

Barclays Capital Nickel Nearby Excess Return Index	November 7, 2007

Barclays Capital Zinc Nearby Excess Return Index	November 7, 2007

Barclays Capital Gold Nearby Excess Return Index	November 7, 2007

Barclays Capital Silver Nearby Excess Return Index	November 7, 2007

Barclays Capital Corn Nearby Excess Return Index	November 7, 2007

PPS-40

Barclays Capital Soybeans Nearby Excess Return Index	November 7, 2007

Barclays Capital Soybean Oil Nearby Excess Return Index	July 7, 2009

Barclays Capital Wheat Nearby Excess Return Index	November 7, 2007

Barclays Capital Coffee Nearby Excess Return Index	June 19, 2008

Barclays Capital Cotton Nearby Excess Return Index	November 7, 2007

Barclays Capital Sugar Nearby Excess Return Index	November 7, 2007

Barclays Capital Live Cattle Nearby Excess Return Index	November 7, 2007

Barclays Capital Lean Hogs Nearby Excess Return Index	November 7, 2007

On any given Index Business Day, the Single Commodity Nearby Index level is equal to:

Where:

“ERt ” means the Single Commodity Nearby Index level on Index Business Day t;

“ERt-1 ” means the Single Commodity Nearby Index level on the Index Business Day that immediately precedes Index Business Day t; and

“PRt” means the daily price return of the current futures contract (or, during a roll period, the current futures contract and the roll futures contract) on Index Business Day t calculated using the formulae below.

The Single Commodity Nearby Index level is rounded to seven significant figures (with halves rounded up).

The daily price return (“PRt”) on any given Index Business Day outside of the roll period is calculated as follows:

Where:

“PRt ” means the daily price return of the current futures contract on Index Business Day t;

“Pk,t” means the closing price for the current futures contract on Index Business Day t; and

“Pk,t-1” means the closing price for the current futures contract on the Index Business Day that immediately precedes Index Business Day t.

PPS-41

The daily price return (“PRt”) on any given Index Business Day during the roll period is calculated as follows:

Where:

“PRt ” means the daily price return of the current futures contract and roll futures contract on Index Business Day t;

“CWk,t-1” means, subject to the occurrence of a roll adjustment event, the contract weight for the current futures contract on the Index Business Day that immediately precedes Index Business Day t; the contract weight for the current futures contract is equal to 1.0 at the start of each month and is reduced by one fifth on each roll day, starting on the first roll day, such that on the last roll day during the roll period, it is equal to 0.0;

“Pk,t” means the closing price for the current futures contract on Index Business Day t;

“Pk,t-1” means the closing price for the current futures contract on the Index Business Day that immediately precedes Index Business Day t;

“P'k,t ” means the closing price for the roll futures contract on Index Business Day t; and

“P'k,t-1” means the closing price for the roll futures contract on the Index Business Day that immediately precedes Index Business Day t.

Roll Adjustments

If, on any Index Business Day during a roll period, a “roll adjustment event” occurs, then the contract weight for the current futures contract will not decrease by one fifth, and the portion of the roll that would otherwise have taken place on such Index Business Day (the “deferred portion”) will roll on the next Index Business Day on which no roll adjustment event is occurring. If roll adjustment events occur on successive Index Business Days during the roll period, then all deferred portions will roll on the next Index Business Day on which no roll adjustment event is occurring. If such next Index Business Day is also a roll day, then both the deferred portion(s) and the portion scheduled to roll on such roll day will roll on such next Index Business Day. If the roll of the current futures contract into the roll futures contract is not completed during the roll period as a result of the occurrence of one or more roll adjustment events on one or more roll days, then the deferred portion(s) will roll on the first Index Business Day after the roll period on which no roll adjustment event is occurring.

Any of the following will constitute a “roll adjustment event”:

•	the relevant commodities exchange or other price source is not open for trading;

•	a failure by the relevant commodities exchange or other price source to announce or publish the closing price(s) for the relevant futures contract(s);

•	a material limitation, suspension, or disruption of trading in the relevant futures contract;

•

the closing price(s) for the relevant futures contract(s) is a “limit price”, which means that the closing price has increased or decreased from the previous day's closing price by the maximum amount permitted under the relevant commodity exchange rules; or

•

any other event that the index sponsor determines may materially interfere with the ability of participants on the applicable exchange to acquire, establish, re-establish, substitute, maintain, unwind or dispose of positions in the relevant futures contracts or the proper functioning of the relevant commodities exchange.

PPS-42

The Pure Beta Indices

For each commodity in Table 5 set forth on page 31 (other than precious metals), the corresponding Barclays Capital Pure Beta Excess Return Index (each a “Pure Beta Index” and together, the “Pure Beta Indices”) is designed to give investors exposure to the performance of a fully collateralized investment in futures contracts on the relevant Index Commodity, while mitigating the effects on such returns of certain distortions in the commodity futures markets through the application of the Pure Beta Methodology. Each Pure Beta Index aims to maximize outperformance relative to the corresponding Single Commodity Nearby Index through modified schedule rules. A Single Commodity Nearby Index maintains its exposure to a commodity by always rolling into the next nearby futures contract on that commodity during each roll period. This rolling method is known as “static” because the same predetermined set schedule (set forth in Table 9) is used to select the new contracts to replace existing contracts. Rather than rolling into a futures contract with a predetermined delivery month during a roll period, the Pure Beta Index for a particular Index Commodity may roll into the roll futures contract or one of a number of futures contracts with more distant expiration dates, as selected using the Pure Beta Methodology described further below. Each such contract chosen by the Pure Beta Methodology is referred to as the “Selected Contract”. The Pure Beta Methodology is not applied to commodities in the Precious Metals Group, and with respect to those commodities, the Index will only maintain a notional long position in the Single Commodity Nearby Indices, which roll monthly from the current futures contract to the roll futures contract in accordance with the pre-determined roll schedule as shown in Table 9.

The rolling method of the Pure Beta Indices can be described as “dynamic” because several futures contracts are evaluated for rolling and a new contract is selected based on relative historical performance.

As with the Single Commodity Nearby Indices, each Pure Beta Index is comprised of a single commodity futures contract, except during the roll period, which is the fifth to the ninth Index Business Days of each month. Subject to the occurrence of a roll adjustment event, each Pure Beta Index maintains its exposure to the related commodity futures contract by closing out its position in the older Selected Contract chosen on the Pure Beta Observation Date (defined below) in the previous month during the roll period and establishing a new position in the futures contract underlying the Selected Tenor Index.

Each Pure Beta Index is an excess return index reflecting the price return and the roll return of the relative futures contract but not the Treasury Bill return.

Each Pure Beta Index is maintained and calculated by the index sponsor, and is denominated in U.S. dollars. The index sponsor calculates the level of each Pure Beta Index (the “Pure Beta Index level”) at the close of business, New York time, on each Index Business Day with respect to the prior Index Business Day and publishes it on http:www.barcap.com/indices, or any successor website thereto, shortly thereafter. The Index level is also reported on Bloomberg under the tickers set forth in Table 5 above.

Calculation of the Pure Beta Indices

The Pure Beta Index level for each Pure Beta Index is deemed to have been 100.0000 on December 31, 2000, which we refer to as the “Pure Beta Index commencement date”. Each Pure Beta Index in the Index was launched on October 23, 2009. All data relating to the period prior to the respective launch date listed below is an historical estimate by the index sponsor using the available data as to how the Pure Beta Indices may have performed in the pre-launch period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance.

On any given Index Business Day, the Pure Beta Index level is equal to an amount calculated according to the same formula described above under “Calculation of the Single Commodity Nearby Indices”, except that (i) the current futures contract on Index Business Day t is the futures contract in which the Selected Tenor Index has a position on Index Business Day t and (ii) the roll futures contract on Index Business Day t (in the case of an Index Business Day during the roll period) is the futures contract into which the Selected Tenor Index would roll during that roll period. The Selected Tenor Index for an upcoming roll period is determined on the last Index Business Day of the month prior to Index Business Day t according to the methodology set forth below.

The level of each Tenor Index that potentially could become a Selected Tenor Index is calculated according to the same rules as the Single Commodity Nearby Indices, with the exception that the Tenor Indices track the performance of holding and rolling the roll futures contract a number of months (or “n-months”) in the future.

Contract Selection using Pure Beta Methodology

On the last Index Business Day of each month (the “Pure Beta Observation Date”), and for each Pure Beta Index, a non-discretionary selection process is used to determine the new Selected Contract for the following month. Specifically, the Selected Contract for each relevant commodity will be the futures contract into which the Selected Tenor Index will roll during the next roll period of the Selected Tenor Index. For each relevant commodity, a “Selected Tenor Index” is determined using the following steps:

PPS-43

Step 1: Calculate the Front Year Average Price Index for each Relevant Commodity

The “Front Year Average Price Index” for a commodity is constructed to measure the theoretical average price of the “front year” of futures contracts for that commodity, weighted by the Open Interest for such futures contracts. For purposes of calculating the “Front Year Average Price” underlying the Front Year Average Price Index, the “Open Interest” on any Index Business Day for each futures contract expiring in any delivery month is defined as the number of such futures contracts traded that have not yet been liquidated either by an offsetting transaction or by delivery of the underlying commodity, as reported by the relevant exchange on the day falling one Exchange Business Day prior to that Index Business Day (or two Exchange Business Days prior to that Index Business Day if such futures contract is listed on the LME). An “Exchange Business Day” means, in respect of a futures contract, a day on which the exchange on which such futures contract is traded is scheduled to be open for its regular trading session notwithstanding such exchange closing prior to its scheduled weekday closing time (without regard to after hours or any other trading outside of the regular trading session hours). The futures contracts included in a “front year” are defined to be every contract from the then current futures contract referenced in the Nearby Tenor Index for such commodity to and including the futures contract referenced in the Longest Tenor Index, each as defined below. During the Roll Period, the Front Year Average Price will be calculated using the current futures contract and the futures contract into which the Index is rolling, weighted in proportion to their relative roll weight.

Step 2: Calculate the Tracking Error between the Front Year Average Price Index and each Tenor Index in respect of each Relevant Commodity.

The Tenor Indices

A “Tenor Index” for a commodity tracks the performance of holding and rolling a series of futures contracts for that commodity (each, a “Tenor Contract”). A “Nearby Tenor Index” for a commodity tracks the performance of holding and rolling the futures contract expiring in the closest delivery month. Each Tenor Index linked to a futures contract with more distant delivery months tracks the performance of holding and rolling the futures contracts that would underlie the Nearby Tenor Index a number of months (or “n-months”) in the future. The “Longest Tenor Index” tracks the performance of holding and rolling the futures contract that will underlie the Nearby Tenor Index the greatest number of months in the future (as identified by the number of months available). The “rolling” of futures contracts in a Tenor Index (from the first nearby futures contract to the next nearby futures contract, based on the Designated Contract Futures Roll Schedule in Table 13 below), where applicable, occurs each month for five business days, starting on the fifth Tenor Index Business Day each month, where “Tenor Index Business Days” are determined according to the NYSE Euronext Holiday & Hours schedule (as published on the NYSE Euronext website).

Table 11 below shows the relevant futures contracts (delivery month, year) underlying each of the available Tenor Indices for the commodities of Natural Gas and Sugar as of August 1, 2011.

Table 11: Tenor Contract Example

Tenor Index	Natural Gas	Sugar
Nearby	Sep 11	Oct 11

1-month	Oct 11	Oct 11

2-month	Nov 11	Mar 12

3-month	Dec 11	Mar 12

4-month	Jan 12	Mar 12

5-month	Feb 12	Mar 12

6-month	Mar 12	Mar 12

7-month	Apr 12	May 12

8-month	May 12	May 12

9-month	Jun 12	Jun 12

10-month	Jul 12	Jun 12

11-month	Aug 12	Oct 12

PPS-44

Table 12 below provides a list of the available Tenor Indices for each relevant commodity

Table 12: List of Tenor Indices for each commodity used in the Pure Beta Methodology

Commodity	Designated Contract	Tenor Indices used in the Pure Beta Methodology
Available Tenor Indices (n-month)
		Nearby	1	2	3	4	5	6	7	8	9	10	11
Aluminum	High Grade Primary Aluminum	Y*	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Cocoa**	Cocoa	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Coffee	Coffee “C”	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Copper	Copper (Grade 1)	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Corn	Corn	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Cotton	Cotton No. 2	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Crude Oil	Light, Sweet Crude Oil	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Heating Oil	Heating Oil	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Lead**	Refined Standard Lead	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Live Cattle	Live Cattle	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	N/A	N/A

Lean Hogs	Lean Hogs	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	N/A	N/A

Natural Gas	Henry Hub Natural Gas	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Nickel	Primary Nickel	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Soybeans	Soybeans	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Soybean Oil	Soybean Oil	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Sugar	World Sugar No. 11	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Tin**	Refined Tin	Y	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Unleaded Gasoline (RBOB)	Reformulated Blendstock for Oxygen Blending	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Wheat	Wheat	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Zinc	Special High Grade Zinc	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

*	The designation “Y” means that Tenor Indices are available.
**	Cocoa, Lead, and Tin are not currently included in the Reference Index and thus are not currently included in the Index.

Table 13 below provides the delivery month for the Designated Contract for each commodity at the start of any calendar month.

PPS-45

Table 13: Designated Contract Futures Roll Schedule

Commodity	Designated Contract	Designated Contract delivery months as at the start of each month
		Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Aluminum	High Grade Primary Aluminum	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

Cocoa*	Cocoa	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar

Coffee	Coffee “C”	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar

Copper	Copper (Grade 1)	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

Corn	Corn	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar

Cotton	Cotton No. 2	Mar	Mar	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Mar

Crude Oil	Light, Sweet Crude Oil	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

Gold	Gold	Feb	Apr	Apr	Jun	Jun	Aug	Aug	Dec	Dec	Dec	Dec	Feb

Heating Oil	Heating Oil	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

Lead*	Refined Standard Lead	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

Live Cattle	Live Cattle	Feb	Apr	Apr	Jun	Jun	Jul	Aug	Oct	Oct	Dec	Dec	Feb

Lean Hogs	Lean Hogs	Feb	Apr	Apr	Jun	Jun	Aug	Aug	Oct	Oct	Dec	Dec	Feb

Natural Gas	Henry Hub Natural Gas	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

Nickel	Primary Nickel	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

Platinum*	Platinum	Apr	Apr	Apr	Jul	Jul	Jul	Oct	Oct	Oct	Jan	Jan	Jan

Silver	Silver	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar

Soybeans	Soybeans	Mar	Mar	May	May	Jul	Jul	Nov	Nov	Nov	Nov	Jan	Jan

Soybean Oil	Soybean Oil	Mar	Mar	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Jan

Sugar	World Sugar No. 11	Mar	Mar	May	May	Jul	Jul	Oct	Oct	Oct	Mar	Mar	Mar

Tin*	Refined Tin	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

Unleaded Gasoline (RBOB)	Reformulated Blendstock for Oxygen Blending	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

Wheat	Wheat	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar

Zinc	Special High Grade Zinc	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

*	Cocoa, Lead, Platinum and Tin are not currently included in the Reference Index and thus are not currently included in the Index.

Tracking Error

The objective of the Pure Beta Methodology is, for each relevant commodity, to select a Tenor Index that best tracks the Front Year Average Price Index, subject to certain minimum liquidity criteria (as described in Step 3 below) and market distortion constraints (as described in Step 4 below). On each Pure Beta Observation Date, the “Tracking Error” for each Tenor Index is equal to the standard deviation of (a) the daily return on the Tenor Index on the Pure Beta Observation Date minus (b) the daily return of the Front Year Average Price Index for the same futures contract for the immediately preceding three-month period. For each relevant commodity, the Tenor Index with the lowest Tracking Error will be the Selected Tenor Index, subject to certain minimum liquidity criteria and market distortion constraints.

Step 3: Determine the Tenor Liquidity Weight of each Tenor Index

Next, a liquidity filter based on the Tenor Liquidity Weight being greater than 7% is applied. This liquidity constraint aims to ensure that a Selected Contract for each relevant commodity is sufficiently liquid to support an investment, in order to mitigate exposure to illiquid futures contracts which could lead to detrimental investment performance. The “Tenor Liquidity Weight” of each Tenor Index is calculated on the Pure Beta Observation Date and is equal to the Open Interest of the next futures contract that will form part of that Tenor Index during and after the next roll period of the Tenor Index, expressed as a percentage of the total Open Interest for the “front year” futures contracts for such commodity.

PPS-46

Step 4: Determine the Tenor Dislocation Probability for each Tenor Index in respect of such commodity

In addition to the liquidity constraints described in Step 3 above, the Pure Beta Methodology seeks to find a balance between tracking the Front Year Average Price for each commodity and avoiding futures contracts that are subject to price distortions. Prices of futures contracts with nearer delivery months may, in particular, become dislocated from prices of their underlying commodities as a result of short-term trading patterns and imbalances in supply and demand for such futures contracts. Prices of these futures contracts may also be affected by investment flows from passive investments, such as those linked to traditional commodity indices, which have a well-known and pre-defined roll schedule. Further, speculative activity based on these predictable passive investment patterns can dislocate the prices of these futures contracts from the underlying commodity prices.

The Pure Beta Methodology seeks to avoid selecting futures contracts with dislocated prices by calculating the volatility of each Tenor Index on a daily basis. The methodology operates on the hypothesis that, absent price distortions, price volatility should increase as maturity decreases. Accordingly, the methodology identifies the likelihood of persistent price distortions (the “Tenor Dislocation Probability”) by determining how often the volatility of each futures contract in the relevant Tenor Index has not reflected the hypothesized pattern (the “Tracking Pattern”).

The Tenor Dislocation Probability is calculated using the following steps. First, the short-term price volatility of all the Tenor Indices of a commodity over the last three months is calculated and tested to determine which Tenor Indices conform to the Tracking Pattern. The percentage of days on which each Tenor Index has failed the test over the past three months is then used to estimate the Tenor Dislocation Probability for such Tenor Index.

Step 5. Determine the Selected Tenor Index for each Relevant Commodity

Finally, using the values determined above, the Selected Tenor Index and, therefore, the Selected Contract for purposes of the Index is determined for each commodity in accordance with the procedures set out below:

The Tenor Index with the lowest Tracking Error is selected, provided that the Tenor Liquidity Weight for such Tenor Index is greater than or equal to 7% and the Tenor Dislocation Probability for such Tenor Index is less than 40% (if two or more Tenor Indices have the same lowest Tracking Error, the Tenor Index with the nearest delivery month is selected);

If (a) is not possible, the longest Tenor Index with a Tenor Liquidity Weight greater than or equal to 7% is selected; and

If neither (a) nor (b) are possible, then the Nearby Tenor Index is selected.

The Selected Contract for each relevant commodity is then deemed to be the Tenor Contract of the Selected Tenor Index for such commodity.

Historical Selection of the Selected Tenor Indices

Table 14 below shows the monthly Selected Tenor Indices for each commodity in the Index since October 23, 2009 subsequent to the roll period in each month. Note that a “0” indicates the Nearby Tenor Index, “N/A” indicates that the specific commodity was not part of the Index or the Reference Index, and other numbers indicate the “n”-months Tenor Index.

The Index was launched on June 15, 2010. All data relating to the period prior to the launch of the Index is an historical estimate by the index sponsor using available data about the liquidity, volatility and closing prices of futures contracts for the Index Commodities during the pre-launch period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance of the Index.

PPS-47

Table 14: Tenor Index Selections since the launch of the Pure Beta Methodology

	Energy				Industrial Metals				Live Stock		Grains				Softs
	Crude Oil	Heating Oil	Natural Gas	Unleaded Gasoline	Aluminum	Copper	Nickel	Zinc	Lean Hogs	Live Cattle	Corn	Soybeans	Soybean Oil	Wheat	Coffee	Cotton	Sugar
For Month	CL	HO	NG	RB	LA	HG	LN	LX	LH	LC	C	S	BO	W	KC	CT	SB
Oct-09	1	3	3	1	1	2	1	1	5	4	2	3	2	2	1	0	6
Nov-09	2	2	1	3	2	1	0	4	5	4	2	2	1	11	3	0	5
Dec-09	1	2	1	4	4	2	1	3	4	4	2	2	2	3	3	1	4
Jan-10	3	2	2	3	3	1	0	2	3	3	3	2	2	3	2	1	3
Feb-10	2	2	4	7	2	2	4	3	3	1	3	2	2	2	3	3	2
Mar-10	2	2	3	4	2	1	3	2	3	1	2	2	2	2	2	2	2
Apr-10	1	2	3	6	3	0	1	1	4	4	3	2	1	2	1	1	2
May-10	2	2	3	4	2	1	2	1	5	5	3	2	2	3	2	2	2
Jun-10	1	2	4	4	4	0	1	4	4	2	2	2	0	3	2	4	2
Jul-10	1	2	3	3	3	2	3	3	5	2	3	2	0	2	6	6	2
Aug-10	2	2	3	2	2	1	2	2	5	2	2	3	0	2	5	5	3
Sep-10	1	3	2	2	2	3	1	2	5	5	3	2	0	4	2	4	3
Oct-10	1	1	2	1	1	2	1	5	4	4	2	1	2	3	1	3	5
Nov-10	1	2	2	1	2	1	1	4	1	2	5	2	1	5	1	5	8
Dec-10	1	2	2	10	4	2	1	4	2	4	9	2	0	5	1	6	6
Jan-11	2	2	2	9	2	1	3	3	2	3	9	2	2	4	1	6	7
Feb-11	2	2	1	8	2	2	2	2	4	4	8	4	2	3	2	6	7
Mar-11	2	2	2	7	1	1	1	4	5	5	7	3	2	3	2	7	8
Apr-11	3	2	4	6	1	0	1	3	6	6	6	3	2	2	2	6	8
May-11	2	2	3	2	5	1	1	2	5	2	5	3	2	2	3	5	6
Jun-11	2	2	3	4	4	3	4	1	4	2	4	2	0	2	1	7	2
Jul-11	3	2	4	3	3	2	3	3	5	2	4	2	1	2	1	4	2
Aug-11	3	2	3	3	2	1	2	2	6	4	3	1	1	2	1	1	3

Roll Adjustments

The Pure Beta Indices are subject to the same roll adjustment rules as the Single Commodity Indices, as described under “The Single Commodity Nearby Indices—Roll Adjustments” above.

Historical Performance of the Index Compared to the Reference Index

The Index value is deemed to have been 100.0000 on January 4, 2000, which is referred to as the “index commencement date”. The index sponsor began calculating the Index on June 15, 2010 (the “launch date”). The graph below sets forth the historical and hypothetical performance of the Index as compared with the Reference Index from the index commencement date to August 8, 2011. The dates on which the index sponsor began calculating each Index Component are set forth above and in Table 10. Therefore, the historical information in the graph below for the period from January 4, 2000 until June 15, 2010, is hypothetical and is provided as an illustration of how the Index would have performed during the period had the index sponsor begun calculating the Index on the index commencement date using the methodology it currently uses. All data relating to the period prior to the launch of the Index is an historical estimate by the Index Sponsor as to how the Index may have performed in the pre-launch period based upon available data

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on the closing prices of the futures contracts for the commodities underlying the Index and the percentage weightings of the Reference Index in effect in during that period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance.

We obtained the Index closing levels above from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical and hypothetical historical levels of the Index or the Reference Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Modifications to the Index or the Index Components

The index sponsor does not presently intend to modify the Index or any of the Single Commodity Indices or Pure Beta Indices (each, a “Sponsored Index” and, collectively, the “Sponsored Indices”). However, under certain circumstances described in this section, the index sponsor may, in its sole discretion and in a commercially reasonable manner, make modifications to the Sponsored Indices. The index sponsor will promptly publish any such modifications on http://www.barcap.com/indices/.

Index Disruption Events

If, on any Index Business Day, an “Index Disruption Event” (as defined below) occurs that, in the sole discretion of the index sponsor, affects any Sponsored Index, the index sponsor may:

1.	make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate such Sponsored Index as the index sponsor considers necessary in order to maintain the objectives of such Sponsored Index, or (b) the level or value of such Sponsored Index as the index sponsor considers appropriate;

2.	defer publication of the level or value of such Sponsored Index and any other information relating to such Sponsored Index until it determines, in its sole discretion, that no Index Disruption Event is occurring;

3.	replace the commodity futures contracts or Index Components, as the case may be, related to such Sponsored Index with any successor reference asset(s) that the index sponsor considers appropriate for the purposes of continuing such Sponsored Index;

4.	defer or suspend publication of such Sponsored Index in its sole discretion at any time; and/or

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5.	discontinue supporting such Sponsored Index or terminate the calculation of the level or value of such Sponsored Index and the publication of such level or value.

Any of the following will be an “Index Disruption Event”:

1.	a material limitation, suspension or disruption in the trading of the commodity futures contracts or Index Components, as the case may be, related to a Sponsored Index (including, but not limited to, the occurrence or announcement of a day on which there is a limitation on, or suspension of, the trading of the related futures contracts or Index Components imposed by the relevant exchange, trading facility or market by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange, trading facility or market) that results in a failure by the relevant exchange, trading facility or market to report the closing price of the related futures contracts or Index Components on any Index Business Day;

2.	the index sponsor determines, in its sole discretion, that the related futures contracts or Index Components have ceased (or will cease) to be liquid, traded and/or publicly quoted for any reason in a manner acceptable to the index sponsor;

3.	the index sponsor determines, in its sole discretion, that (a) a change in the quality, construction, composition, or calculation methodology of the closing price of the related futures contracts or Index Components, and/or (b) any event or measure that results in the related futures contracts or Index Components being changed or altered has occurred;

the index sponsor deems it necessary, at any time and in its sole discretion, to replace the related futures contracts or Index Components with an appropriate successor or appropriate successors in order to maintain the objectives of the related Sponsored Index;

the index sponsor determines, at any time, that as a result of a change in taxation (including, but not limited to, any tax imposed on the index sponsor or its affiliates), it is necessary to change the related futures contracts or Index Components or the methodology used to compose or calculate the related Sponsored Index;

an Index Force Majeure Event, as defined below, that lasts for at least 30 consecutive calendar days; and/or any other event that would make the calculation of a Sponsored Index impossible or infeasible, technically or otherwise, or that makes such Sponsored Index non-representative of market prices or undermines the objectives of such Sponsored Index or the reputation of such Sponsored Index as a fair and tradable benchmark.

The following event will not be an Index Disruption Event:

a limitation on the hours or numbers of days of trading on the relevant exchanges, trading facilities or markets, but only if the limitation results from an announced change in the regular business hours of the relevant exchanges, trading facilities or markets.

Reference Index Change Events

If a Reference Index Change Event (as defined below) occurs, the index sponsor shall modify the Index in order to reflect the changes to the Reference Index, except in circumstances where, as a result of such changes:

the Index would cease to be a “tradable” Index that is readily accessible to market participants; and/or it would be impossible or impractical for the index sponsor to continue to apply the Voyager Methodology, in each case as determined in the sole discretion of the index sponsor, in which case the Index may, in its sole discretion:

make such determinations and/or adjustments to the Index as the index sponsor considers necessary in order to maintain the objectives of the Index; or

continue to use the version of the Index that was used by the index sponsor to calculate the level of the Index immediately prior to the Reference Index Change Event.

A “Reference Index Change Event” means any change to the Reference Index made by the index sponsor of the Reference Index, as determined by the index sponsor in its sole discretion, including, without limitation, the inclusion of a new Index Commodity (including but not limited to a new Designated Contract) in the Reference Index or in the list of commodities eligible for inclusion in the Reference Index.

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Index Force Majeure Events

If, on any Index Business Day, an “Index Force Majeure Event” occurs that, in the sole discretion of the index sponsor, affects a Sponsored Index, the index sponsor may, in order to take into account such Index Force Majeure Event:

6.	make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate such Sponsored Index as the index sponsor considers necessary in order to maintain the objectives of such Sponsored Index, or (b) the value or level of such Sponsored Index as the index sponsor considers appropriate; and/or

7.	defer publication of the value or level of such Sponsored Index and any other information relating to such Sponsored Index until it determines, in its sole discretion, that no Index Force Majeure Event is occurring.

An “Index Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the index sponsor and that the index sponsor determines affects a Sponsored Index and/or any related futures contracts or Index Components.

Change in Methodology

While the index sponsor currently employs the methodology described in this preliminary pricing supplement to calculate the Sponsored Indices, from time to time it may be necessary to modify the methodology (including the information or inputs on which the Sponsored Indices are based). The index sponsor reserves the right, in its sole discretion, to make such modifications to the methodology in a commercially reasonable manner. Where the index sponsor elects to make a modification or change in the methodology, the index sponsor will make reasonable efforts to ensure that such modifications will result in a methodology that is consistent with the methodology described above.

Termination

The index sponsor may, in its sole discretion, at any time and without notice, terminate the calculation and publication of the value or level of any Sponsored Index. See “Indices—Adjustments Relating to Securities with a Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement for more information.

Errors

The index sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the Sponsored Indices, including but not limited to their values or levels, and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the index sponsor will not adjust or correct any previously published values or levels other than in cases of manifest error.

Adjustments

The index sponsor may, at any time and without notice, change the name of the Sponsored Indices, the place and time of the publication of their values or levels and the frequency of publication of their values or levels.

Trademark

The Barclays Capital Voyager III DJ-UBSCISM Total Return Index, each Barclays Capital Single Commodity Nearby Excess Return Index™ and Barclays Capital Pure Beta Excess Return Index™, and Barclays Capital Pure Beta Index Methodology™ is a trademark of Barclays Bank PLC.

Disclaimer

The index sponsor does not guarantee the accuracy and/or completeness of the Sponsored Indices, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

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The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Sponsored Indices. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Sponsored Indices or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Sponsored Indices or publication of their values or levels (or failure to publish such values or levels) and any use to which any person may put the Sponsored Indices or their values or levels. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the values or levels of the Sponsored Indices, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

Issuer Redemption

We have the right to redeem or “call” your Notes (in whole but not in part) at our sole discretion without your consent at any time on any business day through and including the Maturity Date. If we elect to redeem your Notes, we will deliver written notice of such election to redeem to DTC and the Trustee.

In this scenario, the final valuation date will be deemed to be the fifth Scheduled Trading Day prior to the Redemption Date, such deemed final valuation date being subject to postponement in the event of a note market disruption event as described in “Note Market Disruption Events” in this preliminary pricing supplement, and the Notes will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice, at an amount equal to the Issuer Redemption Amount. If the deemed final valuation date referred to above is postponed and occurs less than two business days prior to the day that would otherwise be the Redemption Date, then the Redemption Date will be the second business day following the deemed final valuation date as so postponed.

Holder Redemption

Provided that an Early Redemption Intraday Trigger Event or Issuer Redemption has not occurred, you may elect to redeem your Notes prior to maturity at an amount equal to the amount specified on the cover page of this preliminary pricing supplement for Holder Redemption (the “Holder Redemption Amount”), provided that you redeem at least 100 Notes at one time. To redeem your Notes, you must instruct your broker or other person with whom you hold your Notes to take the following steps:

1.	deliver a notice of redemption, which is attached as Annex A, that specifies your designated final valuation date (such designated date being the “Holder Redemption Notice Date”. The notice must be delivered to us via email by no later than 4:00 p.m., New York City time, on the business day immediately preceding the Holder Redemption Notice Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

2.	deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective. We will notify you of the Holder Redemption Amount no later than the third business day following the Holder Redemption Notice Date;

3.	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Notes at a price equal to the Holder Redemption Amount, facing Barclays Capital DTC 7256; and

4.	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Redemption Date (the fifth business day following the Holder Redemption Notice Date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., or your confirmation of redemption by 5:00 p.m., on the business day prior to the Holder Redemption Notice Date, your notice will not be effective and we will not redeem your Notes on the applicable Redemption Date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

If you elect to redeem your Notes on a Redemption Date that is later in time than the Redemption Date resulting from a subsequent Issuer Redemption or the Intraday Trigger Redemption Date resulting from an Early Redemption Intraday Trigger Event, as applicable, your election to redeem your Notes will be deemed to be ineffective and your Notes will instead be redeemed pursuant to the applicable mechanics of such redemption as specified below on the relevant redemption date.

PPS-52

Early Redemption Intraday Trigger Event

We have the right to redeem or “call” your Notes (in whole but not in part) without your consent upon the occurrence of an Early Redemption Intraday Trigger Event. An “Early Redemption Intraday Trigger Event” will occur when the Intraday Indicative Value of the Index is less than 40% of the Initial Level at any time during the term of the Notes (including, without limitation, the final valuation date). The “Intraday Indicative Value of the Index” will be determined by the calculation agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, on the basis of the latest available quotations for the intraday prices of the relevant commodities and futures contracts underlying the Index Components of the Index in accordance with the methodology described below under “—Methodology to Determine Intraday Prices”. If an Early Redemption Intraday Trigger Event occurs and we elect to redeem your Notes, within five business days of the determination of the Intraday Trigger Event Amount, we will deliver a written notice (the “Intraday Trigger Redemption Notice”) to the Depositary Trust Company (“DTC”) specifying the Intraday Trigger Event Day and the relevant intraday prices that were used by the calculation agent to determine the occurrence of an Intraday Trigger Event and to calculate the Intraday Trigger Event Amount. The date of such notice shall be the “Intraday Trigger Event Notice Date”). The Intraday Trigger Event Amount will be the amount which will be payable to you on the Intraday Trigger Redemption Date (as described on the cover page of this preliminary pricing supplement). The Intraday Trigger Redemption Date will be the fifth business day following the Intraday Trigger Event Notice Date.

Methodology to Determine Intraday Prices

In order to determine whether an Early Redemption Intraday Trigger Event has occurred and to calculate the Intraday Trigger Event Amount, the calculation agent will determine the latest available quotations for the intraday prices of the relevant underlying commodities of the Index Components for the Index, at the relevant times, in accordance with the following methodology:

1.	first, if the relevant futures contract for the relevant underlying commodity is actively traded, as determined by the calculation agent in its reasonable discretion, and intraday prices for that contract are publicly available, the calculation agent will use the current intraday price, as published for that contract by the relevant futures exchange;

2.	second, if the relevant futures contract is not being actively traded, as determined by the calculation agent in its reasonable discretion, or if intraday prices for that contract are unavailable for any reason, the calculation agent will determine the value of the relevant underlying commodities in good faith by reference to (a) tradable prices for over-the-counter derivatives relating to the same underlying commodities and having economic terms that replicate as closely as possible the underlying futures contracts, all as quoted by recognized brokers and dealers in the relevant market or (b) other tradable futures contracts on the same commodities traded on different exchanges or in different markets; and

3.	third, if the calculation agent is unable to determine the value of the relevant underlying commodities by reference to prices in the over-the-counter derivatives market or other futures markets, then the calculation agent will determine, in its sole discretion, acting in good faith and a commercially reasonable manner, an appropriate value for the relevant underlying commodities. In doing so, the calculation agent may imply a value for such underlying commodities by reference to one or more sources of information that, in the calculation agent’s sole discretion, can serve as a reasonable “proxy” for determining the value of the relevant commodities, including, without limitation, the price of another commodity futures contract on a related commodity that correlates with the relevant commodity futures contract.

Note Market Disruption Events

The final valuation date may be postponed and thus the determination of the level of the Index may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing in respect of the Index or Index Component. If such a postponement occurs, the closing levels of the Index Components of the Index unaffected by the market disruption event shall be determined on the scheduled final valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption) and the level of the affected Index Components of the Index shall be determined using the closing level of the affected Index Components of the Index on the first Scheduled Trading Day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than five Scheduled Trading Days.

If the final valuation date is postponed until the fifth Scheduled Trading Day following the scheduled final valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption), but a note market disruption event occurs or is continuing on such day, that day will nevertheless be the final valuation date and the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index for such day.

Any of the following will be a “market disruption event”:

a material limitation, suspension or disruption in the trading of any contract comprising any Index Component which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price;

the daily contract reference price for any contract comprising any Index Component is a “limit price”, which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility;

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failure by the Index Sponsor to publish the closing level of any Index Component or of the applicable trading facility or other price source to announce or publish the daily contract reference price for one or more contracts comprising any Index Component; or

any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

The following events will not be market disruption events:

a limitation on the hours or numbers of days of trading on a trading facility on which any contract comprising any Index Component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

a decision by a trading facility to permanently discontinue trading in any contract comprising any Index Component.

For more information regarding the situation in which the calculation agent observes that the Intraday Indicative Value of the Index is less than 40% of the initial level when a market disruption event has occurred and is continuing at the final valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption), see “Consequences of an Intraday Indicative Value of Less Than 40% of Initial Level During the Occurrence of a Note Market Disruption Event” below.

Intraday Trigger Redemption Notice

If we elect to redeem your Notes following the occurrence of an Early Redemption Intraday Trigger Event, we will deliver written notice (the “Intraday Trigger Redemption Notice”) within five business days of the determination of the Intraday Trigger Event Amount, as promptly as possible of such election to redeem to the Depository Trust Company (“DTC”) and to the Bank of New York, the trustee under the Senior Debt Indenture dated September 16, 2004 (the “Trustee”). In the case of redemption following an Early Redemption Intraday Trigger Event, the Intraday Trigger Redemption Notice will specify the Intraday Trigger Event Amount as the case may be, and the relevant Intraday Trigger Redemption Date, which will be the fifth business day following the Intraday Trigger Event Notice Date. In the case of redemption following an Early Redemption Intraday Trigger Event, such notice will also specify the relevant intraday prices for the relevant underlying commodities, in each case that were used by the calculation agent to calculate the Intraday Indicative Value of the Index for purposes of determining the occurrence of an Early Redemption Intraday Trigger Event and in calculating the Final Intraday Level for the Intraday Trigger Event Amount. The information specified in the notice of redemption for an Early Redemption Intraday Trigger Event, including the intraday prices used, will be provided to you solely for the purpose of demonstrating the basis for determining the occurrence of an Early Redemption Intraday Trigger Event and the basis of the calculation of the Intraday Trigger Event Amount.

Consequences of an Intraday Indicative Value of Less Than 40% of Initial Level During the Occurrence of a Note Market Disruption Event

If (a) a market disruption event has occurred and is continuing that results in postponing the final valuation date and the maturity date and (b) during such postponement, the calculation agent observes that the Intraday Indicative Value of the Index is less than 40% of the Initial Level on the same basis for determining the occurrence of an Early Redemption Intraday Trigger Event (as described above), the calculation agent may, acting in good faith and in a commercially reasonable manner, determine that an Early Redemption Trigger Event has occurred. In order to calculate such intraday prices, the calculation agent shall apply the same methodology described above under “Early Redemption Intraday Trigger Event—Methodology to Determine Intraday Prices.”

Disclaimer

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones®”, “DJ”, “Dow Jones Indexes”, “UBS”, “Dow Jones-UBS Commodity IndexSM,” “DJ-UBSCISM,” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, have been licensed to CME Indexes and have been sublicensed for use for certain purposes by Barclays Bank PLC. The Barclays Capital Voyager III DJ-UBSCISM Total Return Index, which is based on the Dow Jones-UBS Commodity IndexSM, is not sponsored or endorsed by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates, but is published with their consent.

The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities CME Indexes or any of their subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Notes particularly. The only relationship of

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Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates to the Barclays Bank PLC is the licensing of certain trademarks, trade names and service marks and of the DJ-UBSCISM, which is determined, composed and calculated by CME Indexes in conjunction with UBS Securities without regard to Barclays Bank PLC or the Notes. Dow Jones, UBS Securities and CME Indexes have no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating DJ-UBSCISM. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to Notes customers, in connection with the administration, marketing or trading of the Notes. Notwithstanding the foregoing, UBS AG, UBS Securities, CME Group Inc. and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by Licensee, but which may be similar to and competitive with the Notes. In addition, UBS AG, UBS Securities, CME Group Inc. and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM and Dow Jones-UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and Notes.

The preliminary pricing supplement relates only to Notes. Purchasers of the Notes should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates. The information in the preliminary pricing supplement regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with the Notes. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG UBS SECURITIES, CME INDEXES AND BARCLAYS BANK PLC, OTHER THAN UBS AG AND THE LICENSORS OF CME INDEXES.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Delivery of any Notes issued hereunder will be made against payment for the Notes more than three business days following the Initial Valuation Date for those Notes (that is, a particular series of Notes may have a settlement cycle that is longer than “T+3”). For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

PPS-55

ANNEX A

NOTICE OF REDEMPTION

To: InvestorSolutionsP1@barclayscapital.com, hybridstradesupport@barclayscapital.com

Subject: Notice of Redemption, CUSIP No. [—]

[BODY OF EMAIL]

Name of holder: [                            ]

Number of Notes to be redeemed: [                            ]

Holder Redemption Notice Date: [            ], 20[    ] (the deemed “Final Valuation Date”)

Contact Name: [                            ]

Telephone #: [                            ]

Acknowledgement: I acknowledge that the Notes specified above will not be redeemed unless all of the requirements specified in the preliminary pricing supplement relating to the Notes are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:        212-412-1232

Dear Sirs:

The undersigned holder of Barclays Bank PLC’s $[—] Global Medium-Term Notes, Series A, due August 19, 2016, CUSIP No. [    ], redeemable for a cash amount based on the Barclays Capital Voyager III DJ-UBSCISM Total Return Index (the “Notes”) hereby irrevocably elects to exercise, on the Redemption Date of                     , with respect to the number of Notes indicated below, as of the date hereof, the redemption right as described in the preliminary pricing supplement relating to the Notes (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Securities (specified below) to book a delivery vs. payment trade on the Holder Redemption Notice Date with respect to the number of Notes specified below at a price equal to the Holder Redemption Amount, facing Barclays Capital DTC 7256 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Redemption Date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax: E-mail:

Number of Notes surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 100 Securities at one time in order to exercise your right to redeem your Securities on the Redemption Date.)

B-1